40         Cambior 2004 Annual Report

RESPONSIBILITY FOR FINANCIAL STATEMENTS

The Management of the Company is responsible for the preparation of the consolidated financial statements and information contained in the annual report. The accompanying consolidated financial statements of Cambior Inc. have been prepared by management and approved by the Board of Directors of the Company. Financial information contained elsewhere in this report is consistent with the consolidated financial statements.

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and where appropriate reflect management's best judgments and estimates based on currently available information.

Cambior maintains adequate accounting systems and administrative controls to produce reliable financial statements and provide reasonable assurance that assets are properly safeguarded.

Raymond Chabot Grant Thornton LLP, Chartered Accountants, have been appointed by the shareholders to conduct an independent audit of the Company's financial statements. Their report outlines the nature of their audit and expresses their opinion of the financial statements of the Company.

The Board of Directors of the Company is responsible for ensuring that management fulfills its responsibilities for financial reporting. The Board of Directors carries out this responsibility through its Audit Committee, which is composed solely of independent directors. The Board of Directors has also designated the Chairman of the Audit Committee as the Company's financial expert. The Audit Committee is also responsible for making recommendations with respect to the appointment, remuneration and terms of engagement of the Company's auditors. The Committee meets at least on a quarterly basis with the external auditors, with and without management being present, to review the financial statements, discuss audit and internal control related matters and ensure full disclosure. The Audit Committee reports its findings to the Board of Directors for its consideration when approving the financial statements for issuance to shareholders.

/s/ Louis P. Gignac	/s/ Bryan A. Coates

Louis P. Gignac	Bryan A. Coates, CA
President and	Vice President, Finance
Chief Executive Officer	and Chief Financial Officer

Longueuil, Canada
February 17, 2005

Cambior 2004 Annual Report         41

AUDITORS' REPORT

TO THE SHAREHOLDERS OF CAMBIOR INC.

We have audited the consolidated balance sheets of Cambior Inc. as at December 31, 2004 and 2003 and the consolidated statements of operations, contributed surplus and deficit and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles.

/s/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montréal, Canada
February 17, 2005

COMMENTS BY AUDITORS

FOR AMERICAN READERS ON CANADA-US REPORTING DIFFERENCES

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company's financial statements, such as the changes described in Notes 3 and 25A to the consolidated financial statements. Our report to the shareholders dated February 17, 2005 is expressed in accordance with Canadian reporting standards which does not require a reference to such change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

/s/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montréal, Canada
February 17, 2005

42         Cambior 2004 Annual Report

CONSOLIDATED OPERATIONS

Years ended December 31 (In thousands of United States dollars,
except for amounts per share)	Note	2004	2003	2002
		$	$	$
Revenues
Mining operations		299,981	190,869	202,258
Investment and other income		937	2,997	1,945
		300,918	193,866	204,203
Expenses
Mining operations		224,511	151,804	153,361
Depreciation, depletion and amortization		46,937	28,734	29,589
Exploration and business development		10,201	7,572	4,190
General and administrative		8,917	6,083	4,849
Financial expenses		4,117	1,923	2,399
Stock-based compensation costs	17	1,580	—	—
Loss (Gain) on foreign exchange		1,103	(1,862)	—
		297,366	194,254	194,388
Earnings (Loss) before the undernoted items		3,552	(388)	9,815
Non-hedge derivative gain (loss)	22	2,551	635	(16,765)
Loss on foreign exchange from reduction in net investment	20	—	—	(541)
Impairment loss and restructuring costs	4	(73,152)	—	—
Income and mining taxes	21	(6,160)	554	(353)
Non-controlling interest		(565)	—	—
Net earnings (loss)		(73,774)	801	(7,844)

Basic net earnings (loss) per share		(0.30)	0.00	(0.06)
Diluted net earnings (loss) per share		(0.30)	0.00	(0.06)

Basic weighted average number of common shares outstanding (in thousands)	16	249,321	187,953	140,055
Diluted weighted average number of common shares outstanding (in thousands)	16	249,321	190,577	140,055
The accompanying notes are an integral part of the consolidated financial statements.

Cambior 2004 Annual Report         43

CONSOLIDATED CONTRIBUTED SURPLUS AND DEFICIT

Years ended December 31 (In thousands of United States dollars)	Note	2004	2003	2002
		$	$	$
CONTRIBUTED SURPLUS
Balance, beginning of year, as previously reported		—	—	23,047
Restatement for the fair value of options granted in prior years	3	15,661	—	—
Restated balance, beginning of year		15,661	—	23,047
Stock-based compensation costs	17	1,580	—	—
Fair value of options exercised	17	(202)	—	—
Transfer to deficit	19	—	—	(23,047)
Balance, end of year		17,039	—	—

DEFICIT
Balance, beginning of year, as previously reported		(111,006)	(107,448)	(117,876)
Prior years' adjustment to reflect change in accounting for asset retirement obligations	3	2,082	1,930	1,722
		(108,924)	(105,518)	(116,154)
Restatement for stock-based compensation costs	3	(15,873)	—	—
Restated balance, beginning of year		(124,797)	(105,518)	(116,154)
Net earnings (loss)		(73,774)	801	(7,844)
Share and warrant issue expenses, net of income taxes		(5,906)	(4,207)	(4,567)
Transfer from contributed surplus	19	—	—	23,047
Balance, end of year		(204,477)	(108,924)	(105,518)
The accompanying notes are an integral part of the consolidated financial statements.

44         Cambior 2004 Annual Report

CONSOLIDATED CASH FLOWS

Years ended December 31 (In thousands of United States dollars)	Note	2004	2003	2002
		$	$	$
OPERATING ACTIVITIES
Net earnings (loss)		(73,774)	801	(7,844)
Deferred gains		—	(680)	(122)
Non-cash items
Deferred revenue - delivery of gold on the prepaid forward	12	(12,222)	(12,222)	(12,222)
Depreciation, depletion and amortization		46,937	28,734	29,589
Amortization of deferred stripping costs		4,754	5,741	2,290
Accretion expense - asset retirement obligations		1,787	995	716
Impairment loss	4	71,211	—	—
Amortization of deferred gains		(3,953)	(865)	(2,856)
Unrealized non-hedge derivative loss (gain)	22	(9,339)	1,428	16,765
Stock-based compensation costs		1,580	—	—
Future income taxes	21	5,704	—	—
Non-controlling interest		565	—	—
Others		961	915	792
		34,211	24,847	27,108
Changes in non-cash working capital items	5(a)	3,794	(646)	3,716
Cash flow from operating activities		38,005	24,201	30,824

INVESTING ACTIVITIES
Short-term investments	6	32,924	(41,562)	(25,208)
Investments		(14,180)	(1,057)	(2,251)
Acquisition of assets and businesses	9	(56,730)	3,230	—
Property, plant and equipment		(76,238)	(110,404)	(30,182)
Cash flow used in investing activities		(114,224)	(149,793)	(57,641)

FINANCING ACTIVITIES
Long-term debt - Borrowings		2,097	55,000	—
Long-term debt - Repayments		(20,753)	(28,735)	(27,976)
Deferred charges		(36)	(1,790)	—
Common shares issued net of issue expenses		87,150	113,183	57,616
Cash flow from financing activities		68,458	137,658	29,640

Effect of changes in the exchange rate on cash held in foreign currency		331	(1,211)	186
Net increase (decrease) in cash and cash equivalents		(7,430)	10,855	3,009
Cash and cash equivalents, beginning of year		28,450	17,595	14,586
Cash and cash equivalents, end of year	6	21,020	28,450	17,595
The accompanying notes are an integral part of the consolidated financial statements.

Cambior 2004 Annual Report         45

CONSOLIDATED BALANCE SHEETS

As at December 31 (In thousands of United States dollars)	Note	2004	2003
		$	$
ASSETS
Current assets
Cash and short-term investments	6	54,866	95,220
Receivables		22,227	9,415
Production inventories		13,691	7,081
Supplies inventory and prepaid expenses		37,903	24,615
Current portion of deferred losses	13	4,646	—
Fair value of non-hedge derivatives		1,549	—
Future income tax assets	21	12,985	—
		147,867	136,331
Investments and deferred charges	7	20,185	7,065
Property, plant and equipment	8	421,799	354,968
		589,851	498,364

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities		61,238	36,203
Current portion of long-term liabilities	10	36,763	33,008
Fair value of non-hedge derivatives		—	7,790
		98,001	77,001
Long-term debt	11	44,442	47,260
Deferred revenue	12	—	12,223
Deferred gains	13	204	755
Liability for asset retirement obligations and others	14	25,959	19,926
Accrued benefit liabilities	15	5,075	2,907
Fair value of hedge derivatives	4	14,273	—
Future income and mining tax liabilities	21	21,117	—
Non-controlling interest		5,788	—
		214,859	160,072

SHAREHOLDERS' EQUITY
Common shares, warrants and options	16	545,498	446,948
Equity component of convertible debenture	11	262	—
Contributed surplus		17,039	—
Deficit		(204,477)	(108,924)
Cumulative translation adjustment	20	16,670	268
		374,992	338,292
		589,851	498,364
Commitments and contingencies	22
The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board,

/s/ Robert Normand	/s/ Louis P. Gignac

Robert Normand	Louis P. Gignac
Director	Director

46         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts are expressed in United States dollars except where otherwise indicated; amounts in tables are presented in thousands of US dollars)

1. INCORPORATION AND OPERATIONS

Cambior Inc. ("Cambior" or the "Company"), continued and existing under Part 1A of the Companies Act (Québec), is engaged in the exploration, development and operation of mining properties, principally gold, but also niobium and refractory grade bauxite, located in North America and South America. The Company's main operating units are located in Canada, Guyana and Suriname.

2. ACCOUNTING POLICIES

The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). As described in Note 25, these principles differ in certain material respects from principles and practices that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States of America ("United States" or "US") ("US GAAP"). The principal accounting policies followed by the Company are as follows:

Principles of consolidation

The consolidated financial statements include the accounts of Cambior and of its subsidiaries. The Company's share in joint ventures is accounted for using the proportionate consolidation method.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the amounts reported in the consolidated financial statements and related notes. The Company regularly reviews the estimates and assumptions that affect the consolidated financial statements, and actual results could differ from these estimates. Significant areas where management judgment is applied are asset valuations, contingent liabilities, asset retirement obligations, employee future benefit costs, fair value of derivative instruments, mineral reserves and future income and mining taxes. In the opinion of management, all adjustments considered necessary for fair presentation of the results for the periods presented are reflected in the consolidated financial statements.

Foreign currency translation

The US dollar is the reporting currency of the Company.

The functional currency of Canadian mining activities is the Canadian dollar. Assets and liabilities of Canadian mining activities are translated into US dollars at the exchange rate in effect at the balance sheet date and revenues and expenses are translated at the average rate in effect during the year. Translation adjustments arising from changes in exchange rates are deferred and shown as a separate component of shareholders' equity.

The US dollar is the functional currency for the Company's activities in Guyana, Suriname and French Guiana, in as much as all proceeds from the sale of production are in US dollars and substantially all of the disbursements made for the OMAI Gold mine, OMAI Bauxite mine, Rosebel mine and Camp Caiman project are in US dollars.

Other monetary assets and liabilities in currencies other than the respective functional currencies are translated at the exchange rate in effect at the balance sheet date, whereas other non-monetary assets and liabilities in such currencies are translated at the exchange rate in effect at the transaction date. Revenues and expenses in such currencies are translated at the average rate in effect during the year, with the exception of depreciation, depletion and amortization which are translated at the historical rate. Gains and losses are recorded in operations for the year.

Cambior 2004 Annual Report         47

Cash and cash equivalents

Cash and cash equivalents include cash funds, bank balances and short-term investments in money market instruments with an original term of less than three months that are carried at the lower of cost and fair market value.

Short-term investments

Short-term investments consist of investments in money market instruments with an original term of more than three months, but no longer than one year, that are carried at the lower of cost and fair market value.

Production inventories

Production inventories are valued at the lower of average production cost and net realizable value. Depreciation, depletion and amortization are treated as a product cost, and are expensed when the product is sold.

Supplies inventory

Supplies inventory is valued at the lower of average cost and replacement cost.

Property, plant and equipment

(i)         Property, plant and equipment

Property, plant and equipment are accounted for at cost. The depreciation, depletion and amortization of mining properties, development expenses and buildings and equipment related to mines are based on the units of production method over the estimated economic life of the related deposit. However, if the anticipated useful life of the assets is less than the life of the deposit, depreciation is based on their anticipated useful life.

Other property, plant and equipment are depreciated under the straight-line method according to their anticipated useful lives, which is ten years for office furniture, five years for vehicles and office equipment and the duration of the lease for leasehold improvements.

(ii)        Capitalization of financial costs

Financial costs are capitalized when relating to indebtedness incurred to finance construction and development activities, prior to the commencement of commercial production.

(iii)       Deferred stripping costs

Mining costs associated with stripping activities are deferred in the case of an open pit mine if the actual ratio of total tonnes of material mined relative to gold production, in a given year, is higher than the estimated average ratio for the life of the mine. These mining costs are subsequently charged to operations and included in mining operations expenses in the periods during which said ratio is lower than the estimated average ratio for the life of the mine.

(iv)        Exploration properties

Exploration expenses incurred to the date of establishing that a property has mineral resources which have the potential of being economically recoverable are charged to operations; exploration and development expenses incurred subsequent to this date are allocated to property, plant and equipment under mining projects. Significant payments related to the acquisition of land and mineral rights are capitalized.

48         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(v)       Impairment of long-lived assets

The Company periodically reviews the carrying amount of its property, plant and equipment. An impairment loss must be recognized if the carrying amount of a long-lived asset exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. Net estimated future cash flows, on an undiscounted basis, from each mine and mining project are calculated based on future metal production (proven and probable reserves as well as mineral resources having the potential of being economically recoverable), estimated future realized metal prices, operating, capital and site restoration expenses and estimated future foreign exchange rates. In that event, the asset must be written down to its fair value and an impairment loss recorded in the results of operations. The fair value is based on the present value of the estimated cash flows. Management's estimate of future cash flows is subject to risks and uncertainties. Therefore, it is reasonably possible that changes could occur which may affect the recoverability of the Company's property, plant and equipment.

Deferred charges

Financing charges and charges related to the prepaid gold forward sales agreement are amortized following the scheduled payments of the credit facility and the sales agreement.

Commodity contracts and financial instruments

The Company enters from time to time into commodity contracts, prepaid forward sales agreements and foreign exchange contracts to manage the price volatility of the commodities produced at its operating mines and the foreign currency exposure for its Canadian operations. The Company also enters into foreign exchange contracts to minimize the exposure to changes in fair value of short-term investments as a result of fluctuations in foreign exchange rates.

i)          Hedge derivative instruments

The Company has always identified the quantity and the period of future gold production to be hedged based on the mining plans for all its operating mines and identified the amounts of foreign currencies to be hedged. Since January 1, 2001 for commodities contracts and since July 1, 2002 for foreign currency contracts, the Company has formally documented all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions as required by Accounting Guideline ("AcG") 13 and SFAS Statement No. 133. This process includes linking all hedging derivatives to specific forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting cash flows of hedged items.

Gold fixed forward sales and spot deferred sales

The objective of these instruments is to reduce the variability of the cash flows from forecasted sales of gold production. Changes in the cash flows from gold fixed forward sales and spot deferred sales (forward transactions) are expected to be highly effective at offsetting changes in the expected cash flows from forecasted sales of gold production due to changes in sales prices. The forward transactions, for which the quantity, price and timing of delivery are fixed, are accounted for under the hedge accounting method. Where there is certainty of delivery of gold production, the Company designates a timing of production delivery. Hedge effectiveness is measured by comparing the changes in the present value of the sales of gold production with the change in the fair value of the forward contracts. Expected cash flows from forecasted sales are based on forward prices. The fair value of gold hedge derivative instruments is not included on the balance sheet unless the instrument does not meet the hedge accounting method requirements. Proceeds from these contracts are recognized in revenues in the same period as the corresponding hedged item. When the Company delivers gold production against such contracts at a date earlier than anticipated or liquidates the contract before that date, any gain or loss is recognized as a deferred gain or loss on the balance sheet. Subsequently, this deferred gain or loss is accounted for in the statement of operations as an increase/decrease in revenues for the period of the corresponding hedged item's original designation date. If the Company delivers gold production against such contracts at a date later than anticipated, the Company accounts for the related gain or loss in revenues on the original designation date.

Cambior 2004 Annual Report         49

Foreign exchange fixed forwards and spot deferred contracts to hedge changes in cash flows

The Company also enters into foreign exchange fixed forwards and spot deferred contracts (foreign exchange contracts) whereby it commits to deliver US currency in exchange for Canadian dollars. Because all of the Company's revenues are derived in US funds and expenditures incurred by the Company for its Canadian operations are denominated in Canadian dollars, the Company enters into such contracts to meet the Canadian operations' needs in Canadian dollars. The objective of these instruments is to reduce the variability of the cash flows from forecasted sales of gold denominated in US dollars. Hedge effectiveness is measured by comparing the changes in the present value of gold sales denominated in US dollars with the change in the fair value of the foreign exchange contracts. Expected cash flows from forecast sales are based on forward prices.

The fair value of foreign exchange hedge derivative instruments is not included on the balance sheet unless the instrument does not meet the hedge accounting method requirements. The forward transactions, for which the amount, price and timing of delivery are fixed, are accounted for under the hedge accounting method where proceeds from these contracts are recognized in revenues in the same period as the corresponding hedged item. If foreign exchange contracts are repurchased before the original designation date, any gain or loss is recognized as a deferred gain or loss on the balance sheet. Subsequently, this deferred gain or loss is accounted for in the statement of operations as an increase/decrease in revenues for the period of the corresponding hedged item's original designation date. If foreign exchange contracts are repurchased after the original designation date, the Company accounts for the related gain or loss in revenues on the original designation dates.

ii)         Non-hedge derivative instruments

In some cases, the Company utilizes instruments with optionalities (call options, variable volume forwards ("VVF") and lease rate swaps) as part of its revenue protection program. Transactions in which there is no certainty for one or more of its key components (price, delivery date, quantity) do not meet the conditions of hedge accounting, and are treated as "non-hedge derivatives" and marked to market. Gold purchase commitments, including those used to offset optionalities, are also marked to market. The Company obtains a valuation from a counterparty of its portfolio of gold commitments for each reporting period. This market valuation is based on forward rates and considers the market price, rate of interest, gold lease rate and volatility. The fair value of the non-hedge instruments is included on the balance sheet and the change in market value from the previous reporting period is included in the operations statement as a non-hedge derivative gain or loss. The variation in these valuations can be significant and can have a material impact on earnings.

If non-hedge derivative instruments (call options and VVF) are converted into hedge derivative instruments (fixed forwards) and included in a hedging relationship, any change in the fair value of the instrument after the conversion date is recognized in revenues as explained previously in section i).

iii)        Prepaid gold forward sales contract

Since the delivery of the gold production related to the prepaid gold forward sales contract is probable, the Company considers this contract as a normal sales contract. Initial proceeds from prepaid gold forward sales contracts are accounted for as deferred revenue and are recognized in revenues from mining operations when the related ounces of gold are delivered.

50         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Asset retirement obligations

Environmental and on-going site reclamation costs at operating mines are charged to operations in the period during which they occur. The Company recognizes, when the legal obligation is incurred, the fair value of an estimated liability for the future cost of restoring a mine site upon termination of the operation with a corresponding increase in the carrying value of the related long-lived asset. The Company amortizes the amount added to the asset using the depreciation method established for the related asset. The depreciation expense is included in the operations statement and accounted for in accumulated depreciation, depletion and amortization. An accretion expense in relation with the discounted liability over the remaining life of the mining properties is accounted for in mining operations and added to the asset retirement obligation. The liability is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.

Employee future benefit plans

The Company accrues its obligations under employee future benefit plans and the related costs, net of plan assets.

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation, retirement ages of employees and health care costs.

For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

Actuarial gains (losses) arise from the difference between actual long-term rate of return on plan assets for that period and the expected long-term rate of return of plan assets for that period or from changes in actuarial assumptions used to determine the accrued benefit obligation. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees. The average remaining service periods are summarized in Note 15. Transitional obligations are amortized on a straight-line basis.

Income and mining taxes

The Company uses the tax asset and liability method to recognize and measure future income taxes. Under this method, future income tax assets and liabilities are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to the difference between the financial statement carrying amounts and the tax bases. Cambior records a valuation allowance against any portion of these future income tax assets that it believes will, more likely than not, fail to be realized. Mining taxes represent Canadian provincial taxes levied on mining operations and are classified as income taxes since such taxes are based on a percentage of mining profits.

Stock-based compensation costs

Under its stock option plan, the Company grants common share purchase options to directors and key employees of the Company. Stock-based compensation plans are accounted for using the fair value-based method of accounting. Compensation costs, measured at the grant date based on the fair value of the options and recognized over the related service period, are accounted for as an expense in the statement of operations and credited to contributed surplus. Consideration paid by employees when the options are exercised, as well as the fair value of options exercised, are added to capital stock.

Cambior 2004 Annual Report         51

Revenue recognition

Revenues from gold, niobium and bauxite sales that represent more than 98.5% (98.7% in 2003) of revenues from mining operations are recognized when the following conditions are met:

  Persuasive evidence of an arrangement exists;
  Delivery has occurred under the terms of the arrangement;
  The price is fixed or determinable; and
  Collection is reasonably assured.

For gold sold under forward sales contracts or in the spot market, it is considered that delivery has occurred on transfer of title to the gold to counterparties.

For niobium and bauxite sold under specific contracts, it is considered that delivery has occurred on transfer of the rights and obligations to buyers.

Revenues from contracting services are recognized as services are rendered.

Earnings (Loss) per share

The calculation of earnings (loss) per share is based upon the weighted average number of shares outstanding each year. The treasury stock method is used to determine the dilutive effect of stock options and warrants.

Reclassification

Certain comparative figures have been reclassified to conform with the presentation adopted in 2004.

3. CHANGES IN ACCOUNTING POLICIES

Stock-based compensation costs

On January 1, 2004, the Company adopted, retroactively, without restating prior periods, the amended recommendations of the Canadian Institute of Chartered Accountants ("CICA") Section 3870, "Stock-based Compensation and Other Stock-based Payments". These standards define a fair value-based method of accounting and establish that compensation costs be measured at the grant date based on the fair value of the options and recognized over the related service period. These amendments require that the fair value-based method be applied to options granted to employees, which previously had not been accounted for at fair value. Before 2004, the Company did not use the fair value method of accounting for its options granted to employees and provided in its financial statements pro forma disclosures of net earnings and earnings per share as if the fair value method of accounting had been applied.

The following table presents the impact of the previously-described changes as at January 1, 2004:
$
Fair value of options granted from 1995 to 2003 applied to deficit	15,873
Fair value of options exercised from 1995 to 2003 transferred to common shares	(212)
Residual amount applied to contributed surplus	15,661

The effect of this change on the 2004 financial statements is as follows:
$
Results
Increase in stock-based compensation costs	1,580
Balance sheet
Increase in contributed surplus	1,580

52         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Asset retirement obligations

On January 1, 2004, the Company adopted the recommendations of CICA Section 3110, "Accounting for Asset Retirement Obligations" which establish standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. This section generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset. The Company recognizes, when the obligation is incurred, the fair value of an estimated liability for the future cost of restoring a mine site upon termination of the operation with a corresponding increase to the carrying value of the related long-lived asset. The Company amortizes the amount added to the asset using the depreciation method established for the related asset and recognizes an accretion expense in relation with the discounted liability over the remaining life of the mining property. The liability is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. This differs from the prior practice which involved accruing for the estimated reclamation and restoration obligations through annual charges using the estimated economic life of the related deposits.

This change in accounting policy was applied retroactively and reflected in the consolidated financial statements as follows:

		2004	2003
		$	$
Consolidated Balance Sheet:
Increase in property, plant and equipment		10,953	5,440
Increase in asset retirement obligations		10,731	3,358
Increase in shareholders' equity		222	2,082
	2004	2003	2002
	$	$	$
Consolidated Operations:
Decrease in mining operations expenses	387	863	963
Increase in depreciation, depletion and amortization	991	711	755
Increase (Decrease) in net earnings	(604)	152	208

The following is a reconciliation of the total liability for asset retirement obligations at December 31, 2003:
			$
Balance at December 31, 2003 as previously reported			16,400
Impact of adoption of CICA Section 3110			3,358
Restated balance at December 31, 2003			19,758

Flow-through shares

In March 2004, the CICA Emerging Issues Committee ("EIC") issued EIC Abstract 146, "Flow-through shares", identifying two issues as a result of varying practices related to the date of recognition of the future tax liability and the recognition of previously unrecorded future income tax assets caused by the renouncement of expenditures relating to flow-through shares. The future income tax liability must be recognized, and the shareholder's equity reduced, on the date that the Company renounces the tax credits associated with the expenditures, provided there is reasonable assurance that the expenditures will be made. The previously unrecorded future income tax assets must be recognized as a reduction of income tax expense included in the determination of net income or loss in the period incurred, except when the "more likely than not" test cannot be satisfied. Cambior adopted this pronouncement in 2004 which resulted in the recognition of a future income tax liability of $1,219,000 offset by the recognition of a corresponding amount of unrecognized tax losses incurred previously.

Cambior 2004 Annual Report         53

Other changes in accounting policies

In January 2003, the CICA issued AcG-15 "Consolidation of Variables Interest Entities" which harmonizes Canadian GAAP with FASB Interpretation No.46, and provides guidance for applying the principles of Section 1590, "Subsidiaries", to certain special purpose entities. This pronouncement did not have any impact on the Company's consolidated financial statements.

In December 2003, the EIC issued EIC Abstract 141, "Revenue Recognition", which provides general interpretive guidance on the application of CICA Handbook Section 3400, "Revenue". The Company currently follows such guidelines.

In November 2002, the CICA issued Section 3063, "Impairment of Long-Lived Assets", which addresses the recognition, measurement and disclosure of the impairment of long-lived assets. Section 3063 requires that an impairment loss be recognized if the carrying amount of a long-lived asset is not recoverable. The carrying amount of a long-lived asset is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. The impairment loss to be recognized is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

In February 2003, the CICA issued AcG-14 "Guarantor's Accounting and Disclosure Requirements for Guarantees". AcG-14 requires guarantors to disclose certain information for guarantees outstanding at the end of the reporting period. At adoption, AcG-14 did not have any impact on the Company's consolidated financial statements.

4. REORGANIZATION OF THE DOYON MINE

In September 2004, Cambior implemented a reorganization at the Doyon gold mine, that resulted in a reduction in manpower and a decrease in the annual mining rate. This became necessary due to rock mechanic constraints, which caused a reduction in available production areas. In addition, the lower mining rate led to increased unit operating costs and a reduction of mineral reserves.

The estimated restructuring costs consisted of termination benefits that amounted to $1,941,000 during the third quarter of 2004 for which a balance of $1,007,000 is still payable at the end of 2004.

In accordance with its accounting policies, the Company reviewed the carrying value of the Doyon mine at year-end 2004 based on its long-term plan and updated mineral reserves and determined that an impairment loss of $71,211,000 was necessary. This loss was charged to operations and includes a reduction of the carrying value of the Doyon mine of $52,645,000 which was included in accumulated depreciation, depletion and amortization on the balance sheet. The impairment loss also reflects the write-off of previously deferred losses totaling $4,293,000 related to the closure of hedge positions related to Doyon future gold production. It also includes a hedge derivative loss of $14,273,000 in relation with the fair value of forward sales commitments linked to Doyon future gold production. This hedge derivative loss resulted in the recognition on the balance sheet of a long-term liability for the fair value of hedge derivatives.

Net estimated future cash flows from the Doyon mine, were calculated, on an undiscounted basis, based on best estimates of future gold production, which were established using long-term gold price and foreign exchange rate assumptions. Future expected operating costs, capital expenditures and asset retirement obligations were based on the life of the mine. The fair value was calculated by discounting the estimated future net cash flows using a single interest rate, commensurate with the risk.

The above is summarized as follows:

$
Impairment loss	52,645
Write-off of deferred losses	4,293
Hedge derivative loss	14,273
71,211
Restructuring costs	1,941
73,152

54         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5. FINANCIAL INFORMATION INCLUDED IN THE CONSOLIDATED STATEMENT OF CASH FLOWS

(a) Changes in non-cash working capital items

	2004	2003	2002
	$	$	$
Receivables	(3,841)	(711)	(2,117)
Production inventories	(293)	(2,667)	3,587
Supplies inventory and prepaid expenses	(8,199)	(1,312)	891
Accounts payable and accrued liabilities	16,127	4,044	1,355
	3,794	(646)	3,716

Some changes in non-cash working capital items for the Rosebel project, representing an utilization of cash flow of $8,288,000 (source of cash flow of $419,000 in 2003), are included in investing activities. These are considered as investing activities because they relate to the construction of the Rosebel mine or the constitution of working capital prior to commercial production. Since commercial production began, changes in non-cash working capital items for Rosebel are presented under operating activities except for the variation of accounts payable related to construction of major projects. Other changes in non-cash working capital items are related to acquisition of assets and businesses and are included in investing activities.

(b) Cash flows relating to interest and income and mining taxes

	2004	2003	2002
	$	$	$
Interest paid	2,500	1,343	1,440
Income and mining taxes paid (received)	451	(361)	274

6. CASH AND SHORT-TERM INVESTMENTS

	2004	2003
	$	$
Cash	7,438	5,036
Short-term investments with maturities of less than three months,
bearing interest at rates varying from 2.10% to 2.45% (0.87% to 2.75% in 2003) (a)	13,582	23,414
Cash and cash equivalents	21,020	28,450
Restricted cash bearing interest at rates varying from 0.90% to 1.01% in 2003 (b)	—	10,000
Short-term investments with maturities of more than three months but less than six months,
bearing interest at rates varying from 2.02% to 2.48% (0.89% to 2.85% in 2003) (c)	33,846	56,770
Cash and short-term investments	54,866	95,220
(a)	Some of these short-term investments are denominated in Canadian dollars totaling $1,082,000 (Cdn $1,300,000).
(b)	An amount of $10,000,000 was being held until the achievement of commercial production at the Rosebel project which occurred in February 2004.
(c)	Some of these short-term investments are denominated in Canadian dollars totaling $9,033,000 (Cdn $10,857,000).

Cambior 2004 Annual Report         55

7. INVESTMENTS AND DEFERRED CHARGES

	2004	2003
	$	$
Shares of publicly traded companies, at cost (a)	15,820	3,023
Residual proceeds receivable of $2,000,000 from the sale of the El Pachon project, discounted at 6.125%	1,912	1,803
Promissory note receivable from a supplier and others	2,454	—
	20,186	4,826
Deferred charges	1,911	2,239
	22,097	7,065
Current portion included in receivables	1,912	—
	20,185	7,065
(a) Some of these shares are denominated in Canadian dollars totaling $15,772,000 (Cdn $20,608,000).

8. PROPERTY, PLANT AND EQUIPMENT

		2004
		Accumulated
		depreciation,
		depletion and
	Cost	amortization (1)	Net
	$	$	$
Mining properties	144,402	56,682	87,720
Development expenses (2)	467,463	381,219	86,244
Land, buildings and equipment relating to mines	451,971	297,759	154,212
Other	14,666	13,048	1,618
	1,078,502	748,708	329,794
Mining projects (3)	106,640	14,635	92,005
	1,185,142	763,343	421,799

		2003
		Accumulated
		depreciation,
		depletion and
	Cost	amortization (1)	Net
	$	$	$
Mining properties (4)	52,598	45,508	7,090
Development expenses	367,703	304,366	63,337
Land, buildings and equipment relating to mines	337,991	247,788	90,203
Other	14,345	12,384	1,961
	772,637	610,046	162,591
Rosebel project (3)	146,029	23,543	122,486
Mining projects	69,891	—	69,891
	988,557	633,589	354,968
(1)	Includes impairment loss.
(2)	In 2004, an amount of $1,553,000 of government assistance was accounted for as a reduction of development expenses.
(3)	The costs of mining and Rosebel projects include accumulated depreciation related to the transfer of equipment between subsidiaries.
(4)	The consolidated costs and accumulated depreciation, depletion and amortization at December 31, 2003 were restated to reflect the change in accounting policy for asset retirement obligations.

56         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9. ACQUISITION OF ASSETS AND BUSINESSES

Rosebel mine

Cambior acquired the residual 50% interest in the Rosebel project from Golden Star Resources Ltd. on May 16, 2002 for a consideration of $8,000,000 and a price participation right based on proceeds from the sale of gold extracted from the property. The scheduled payments of the cash consideration are as follows:

(a) $5,000,000 at closing; and
(b) Three successive $1,000,000 annual payments commencing in 2003.

In accordance with a Mineral Agreement relating to the Rosebel project, the Government of Suriname granted a 25-year renewable Right of Exploitation to Cambior's subsidiary, Rosebel Gold Mines N.V. ("RGM") in December 2002.

Camp Caiman project

On November 29, 2003, the Company acquired the Camp Caiman advanced gold exploration project located in French Guiana, South America, and other assets and liabilities through a merger agreement with Ariane Gold Corp. ("Ariane").

Under the terms of the agreement, Cambior issued 14,834,621 common shares to Ariane shareholders valued at $2.64 (Cdn $3.58) each, based on the closing prices of the companies' respective shares on the Toronto Stock Exchange on the date the transaction was announced. The Company also allowed the holders of 1,265,989 options issued under the Ariane employee option plan to obtain corresponding options of Cambior (based on the relevant exchange ratio) and to hold them until their original scheduled expiry.

In accordance with the guidelines of EIC-124, the transaction with Ariane was accounted as an acquisition of assets. Ariane's activities have been accounted for in Cambior's results since the closing date of the transaction.

The value of the net assets acquired has been established as follows:

$
Cash and cash equivalents	3,230
Current assets	186
Investment (1)	(396)
Property, plant and equipment - mining projects	49,615
Total assets acquired	52,635

Current liabilities	2,276
Assumption of long-term debt	9,711
Total liabilities assumed	11,987
Net assets acquired	40,648

Consideration
Issuance of Cambior shares	39,203
Fair value of Ariane common share purchase options converted into Cambior options (2)	1,445
40,648

Investing activities in the cash flows statement only include the cash impact of this transaction.

(1)	Prior to the transaction, the Company held a minority investment in shares of Ariane.
(2)	The options granted upon the merger agreement with Ariane were valued at their fair value using the Black-Scholes option-pricing model taking into account an expected life of six months, a semi-annual risk-free interest rate of 3.11%, a volatility of 54% and a nil dividend.

Cambior 2004 Annual Report         57

Acquisition of Sequoia Minerals Inc.

On July 2, 2004, Cambior acquired Sequoia Minerals Inc. ("Sequoia") through a merger transaction, thereby consolidating the ownership of the Niobec mine. Sequoia held a 50% interest in the Niobec mine and was the mine operator. Cambior purchased the remaining interest for $42,019,000 in cash and issued 2,241,000 of its shares valued at $6,292,000. This value was determined based on an exchange ratio of one Cambior share for each 6.3 Sequoia shares. This ratio implied a price of Cdn $0.60 for each share of Sequoia and was based on the closing prices of both companies' shares on the Toronto Stock Exchange on April 19, 2004.

The transaction with Sequoia was accounted as a business combination using the purchase method of accounting. Cambior estimated a liability for asset retirement obligations relating to the closure of a non-strategic division. Cambior also accounted for a provision of $422,000 for involuntary termination benefit expenses.

Given that the acquired company was liquidated into Cambior as of January 1, 2005, the future income tax assets previously considered in Sequoia's financial statements were re-evaluated based on its estimated profit for the period preceding the liquidation. No future tax liability was recorded with respect to the excess of purchase price paid over book value as it is assumed that, as a result of the acquisition, such future liability will be settled against some of Cambior's not-yet recorded future tax assets. However, a future mining duties liability of $1,101,000 was recorded to reflect the higher values for accounting than for mining duties existing in Sequoia at the time of acquisition. The allocation of the purchase price is subject to future adjustments. Sequoia's activities were accounted for in Cambior's results as of July 2, 2004.

The following table summarizes the preliminary value of the assets acquired and the liabilities assumed at the date of acquisition:

$
Current assets	12,963
Investments	153
Property, plant and equipment (1)	58,430
Future income tax assets	41
Total assets acquired	71,587

Current liabilities	4,559
Assumption of long-term debt (2)	14,061
Assumption of debenture	1,015
Asset retirement obligations	822
Accrued benefit liability (3)	1,446
Future mining tax liabilities	1,101
Total liabilities assumed	23,004
Net assets acquired	48,583

Consideration
Disbursement (4)	42,019
Issuance of Cambior shares	6,292
Conversion option on convertible debenture	262
Fair value of Sequoia common share purchase options converted into Cambior options	10
48,583
(1)	Property, plant and equipment consist of mining properties, land, buildings and equipment relating to mines.
(2)	Cambior reimbursed the bank by year end.
(3)	In 2005, a portion of this accrued benefit liability will be transferred to a company previously associated with Sequoia (Note 15).
(4)	The Company entered into foreign exchange fixed forward contracts to hedge the foreign exchange risk related to the disbursement in Canadian
Dollars at a foreign exchange rate of 1.3619.

58         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Privatization of Linden Bauxite Operations in Guyana

In December 2004, Cambior completed a transaction with the Government of Guyana for the privatization of certain assets of Linden Mining Enterprise Limited (Linmine), a bauxite mining and processing operation wholly-owned by the Government of Guyana.

A new company, OMAI Bauxite Mining Inc. (OBMI), has been incorporated and is owned 70% by Cambior and 30% by the Government of Guyana. The Government of Guyana contributed the processing plant along with service facilities and the Montgomery mine totaling $5,223,000. Cambior contributed an amount of $12,187,000 to acquire its 70% participation including $5,000,000 and the balance in mine equipment transfers from OMAI Gold Mines Ltd. (OGML).

OBMI has also received a commitment for a $10,000,000 credit facility from a Caribbean financial institution on a non-recourse basis, but subject to a $5,000,000 construction cost-overrun guaranty from Cambior. This facility has a 10-year term and an interest rate of 10.5% per year and will be used to refurbish the processing plant and infrastructure.

Furthermore, Cambior, through its wholly-owned subsidiary OMAI Services Inc. (OSI), also received a financing commitment from the same Caribbean financial institution for $8,000,000 over 10 years at a rate of 10.5% per year on a non-recourse basis to install a power plant, near OBMI facilities.

10. CURRENT PORTION OF LONG-TERM LIABILITIES

	Note	2004	2003
		$	$
Current portion of:
Long-term debt	11	20,787	16,934
Deferred revenue	12	12,222	12,222
Deferred gains	13	—	3,852
Asset retirement obligations	14	3,754	—
		36,763	33,008

11. LONG-TERM DEBT

	Total	Scheduled payments				Total
	2004	2005	2006	2007	2008	2003
	$	$	$	$	$	$
2003 Credit facility (a)	50,000	18,000	14,000	14,000	4,000	50,000
Balance of purchase price - Camp Caiman (b)	7,800	—	3,958	3,842	—	9,711
Balance of purchase price - Rosebel (c)	1,000	1,000	—	—	—	1,952
Debt-Rosebel-Grassalco (d)	2,276	696	795	773	12	1,962
Accounts payable on hedging-long-term portion	213	—	213	—	—	—
Obligations under capital leases (e)	887	611	183	87	6	569
Non-participating shares (f)	1,880	480	480	480	440	—
Convertible debenture (g)	1,173	—	1,173	—	—	—
Total	65,229	20,787	20,802	19,182	4,458	64,194
Current portion	20,787					16,934
Long-term portion	44,442					47,260

Cambior 2004 Annual Report         59

(a) 2003 Credit facility

On February 7, 2003, Cambior entered into a new Credit facility agreement ("2003 Credit facility") with a banking syndicate for an amount of $65,000,000. The 2003 Credit facility initially consisted of a non-revolving term loan for an amount of $55,000,000 and a $10,000,000 revolving Credit facility, both maturing on December 31, 2007.

In 2004, Cambior successfully negotiated an amendment to its 2003 Credit facility with its lenders to delay the reimbursement schedule of its $50,000,000 Credit facility by nine months and extend the maturity date of the revolving credit line by nine months. The new repayment schedule, which begins on March 31, 2005 instead of June 30, 2004, will be as follow:

  2005 - 4 quarterly payments of $4,500,000
  2006 - 4 quarterly payments of $3,500,000
  2007 - 4 quarterly payments of $3,500,000
  2008 - 3 quarterly payments of $1,333,000

At December 31, 2004, the $10,000,000 revolving Credit facility, maturing on September 30, 2008, is unutilized except for a letter of credit for $500,000 that has been issued under this facility to guarantee a portion of the Omai mine closure costs.

The 2003 Credit facility bore interest at the LIBOR rate plus 2.50%, until achievement of completion at the Rosebel project as defined in the 2003 Credit agreement which occurred in late 2004. Effective January 1, 2005, the interest margin above LIBOR varies from 1.50% to 2.25% based on the Loan Life Protection Ratio ("LLPR"). The LLPR is defined as the ratio of the present value (discounted at a rate of 8% per annum) of projected cash flow available for debt service to the total net senior debt. Committed facilities carry a weighted average standby fee of 0.75% (0.35% post-completion rate) per annum on the unutilized portion. As at December 31, 2004, the effective interest rate was 4.81% (3.68% as at December 31, 2003).

The 2003 Credit facility is subject to various covenants, financial ratios and prepayments in the event of future financings. On August 12, 2003, the lenders agreed to eliminate the requirement for minimum hedging covenants under the loan agreement.

The Company has granted security over its interests in the Doyon, Mouska, Sleeping Giant, Niobec, Omai and Rosebel mines.

(b) Balance of purchase price payable for Camp Caiman project

Pursuant to the merger agreement with Ariane in November 2003, the Company assumed the balance of the purchase price relating to Ariane's acquisition from Asarco Incorporated, in August 2002, of Asarco Guyane Française S.A.R.L. ("AGF"), a subsidiary holding the rights to the Camp Caiman project. The balance of purchase price is accounted for at its discounted value calculated using an interest rate of 3%, without interest and payable as follows:

i) $4,136,800 on August 19, 2006; and
ii) $4,136,800 within 120 days of the commencement of commercial production.

An amount of $2,171,000 was paid in 2004. The balance of purchase price payable is subject to prepayments in the case of a subsequent issuance of equity. The AGF shares are subject to an escrow agreement and any transfer of the AGF shares would be subject to that agreement. The AGF shares will be released from escrow to Cambior once the acquisition price has been paid in full.

(c) Balance of purchase price - Rosebel

The balance of the purchase price represents the discounted amount, calculated using an interest rate of 5.0%, of one installment of $1,000,000 due in 2005. An amount of $1,000,000 was paid both in both 2003 and 2004. This balance is guaranteed by a pledge on half of Cambior's shares of RGM.

60         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(d) Debt - Rosebel - Grassalco

Upon receiving the Right of Exploitation for the Rosebel project in December 2002, an amount became payable to Grasshopper Aluminum Company N.V. ("Grassalco"), a mining company owned by the Government of Suriname, in compensation for exploration expenses incurred by Grassalco. This amount is payable in three equal annual installments of $696,000, the first of which is due in February 2005. The discounted value was calculated using an interest rate of 3.19%.

(e) Obligations under capital leases

Obligations under capital leases bear interest at rates ranging from 4.5% to 7.4%, payable in quarterly installments until 2008.

(f) Non-participating shares

The Rosebel mine started commercial production on February 11, 2004. In accordance with the Mineral Agreement between the Company and the Republic of Suriname, the Company issued to the Government of Suriname following the date of the commercial production, as defined, 5% of the participating capital stock of RGM, and 2,000,000 non-participating shares redeemable for $2,000,000. The Company accounted for a non-participating interest of $2,000,000, and a redemption of non-participating interest totaling $120,000 was done during the year. A non-controlling interest expense of $543,000 was accounted for in 2004.

(g) Convertible debenture

Upon the acquisition of Sequoia in July 2004, the Company assumed a convertible debenture. The liability component of this debenture is convertible anytime into 340,166 common shares of the Company and partially convertible at the Company's option under certain conditions. The debenture has a par value of Cdn $1,500,000, bears interest at 10% per annum payable on a quarterly basis, and matures in December 2006. The effective interest rate was 13% at December 31, 2004. The fair value of the conversion option associated with the convertible debenture is recorded as "Equity component of convertible debenture" under shareholders' equity. The accretion on the debenture is charged to earnings ratably to maturity.

Interest:

Interest on long-term debt was as follows:

	2004	2003	2002
	$	$	$
Interest on long-term debt
- Expensed	2,291	91	1,323
- Capitalized	529	1,411	—
	2,820	1,502	1,323

Cambior 2004 Annual Report         61

12. DEFERRED REVENUE

On January 12, 2001, Cambior entered into a $55,000,000 prepaid gold forward sales agreement (the "agreement") with a financial institution, whereby Cambior was committed to deliver an aggregate of 233,637 ounces of gold in equal monthly deliveries from July 2001 to December 2005. The cash proceeds from this prepaid sale were accounted for as deferred revenue. Under the prepaid gold forward sales agreement, the Company must comply with the same covenants and financial ratios as under the terms of the 2003 Credit facility (Note 11). At December 31, 2004, gold deliveries remaining under the prepaid gold forward sales agreement represented 51,920 ounces totaling $12,222,000, and the estimated fair value was $21,617,000 ($41,336,000 at December 31, 2003).

13. DEFERRED GAINS (LOSSES)

Deferred gains (losses) on gold and US dollars are related to hedging transactions described in Note 2. This account also includes non-hedge derivative losses related to call options and VVF converted into hedge forward instruments.

	2004	2003
	$	$
Deferred gains (losses) - gold	(5,134)	1,330
Deferred gains - US dollars	—	1,436
	(5,134)	2,766
Fair value at the date of conversion of non-hedge derivative instruments converted into hedge derivative instruments	692	1,841
	(4,442)	4,607
Current portion	(4,646)	3,852
Long-term portion	204	755

14. LIABILITY FOR ASSET RETIREMENT OBLIGATIONS

Cambior's activities are subject to various laws and regulations regarding the environment for which the Company estimates future costs. These provisions may be revised on the basis of amendments to such laws and regulations and the availability of new information and technology. The liability for asset retirement obligations has been considered in the year-end impairment test process. According to management's estimate, the cash flows provided by Cambior's operations and expected from the sale of residual equipment will be sufficient to meet its payment obligations. The Company also makes arrangements with the Government of Québec regarding the security pledge (government bond or guaranty letters) under provincial government regulations. These security pledges may be rescheduled over time as a result of the discovery of additional mineral reserves on a property that would extend the mine life. Rehabilitation disbursements for OGML started at the end of 2004 and will continue in 2005 and 2006.

At December 31, 2004, estimated undiscounted amounts of cash flow required to settle the obligations, expected timing of payments and the average credit-adjusted risk-free rate assumed in measuring the asset retirement obligations were as follows:

	Undiscounted	Expected	Average
	amounts	timing of	credit-adjusted	Inflation
	required	payments	risk-free rate	factors
	$
Doyon mine	26,114	2012-2019	5.39%	1.37%
Omai mine	4,532	2005-2006	4.26%	1.02%
Rosebel mine	2,875	2006-2020	4.29%	1.33%
Niobec mine	2,449	2005-2025	5.24%	2.33%
Other mines	2,828	2005-2012	3.15%-4.87%	1.04%-1.43%
	38,798

The fair value of OBMI's asset retirement obligations (Note 9) could not be reasonably estimated as at December 31, 2004 since the acquisition of OBMI was completed on December 8, 2004. The impact is not expected to be material.

62         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The actual schedule of estimated future disbursements including rehabilitation and government bonds, is as follows:

$
2005	4,185
2006	1,782
2007	2,252
2008	740
2009	6,824
2010 onwards	23,015
38,798

There were no material assets that were legally restricted for the purposes of settling asset retirement obligations at December 31, 2004, except for a letter of credit in the amount of $500,000 issued to the Government of Guyana as a closure cost guarantee for the Omai mine.

The following table presents the reconciliation of the liability for asset retirement obligations:

	2004	2003
	$	$
Balance, beginning of year as previously reported	16,400	12,410
Prior years' adjustment to reflect the change in accounting for asset retirement obligations (Note 3)	3,358	2,559
Restated balance, beginning of year	19,758	14,969
New obligation relating to the acquisition of Sequoia	822	—
New obligation relating to Rosebel	—	1,328
Changes in the estimated cash flows	2,814	—
Changes in the estimated timing of payments	2,859	—
Accretion expense	1,787	995
Foreign exchange variation	1,394	2,466
Balance, end of year	29,434	19,758

15. EMPLOYEE FUTURE BENEFIT PLANS

The Company contributes to various defined contribution and defined benefit pension plans for its employees that are funded on the basis of actuarial valuations. The defined benefit pension plans cover certain employees in Canada, the United States, Guyana and Suriname and are subject to funding based on actuarial valuation which is performed at least every three years. The Company measures its accrued benefit obligations and the fair value of plan assets for accounting purposes as at December 31st of each year. The most recent actuarial valuation was prepared as at January 1, 2003 and the next required valuation will be as of January 1, 2006.

As well, senior management of the Company specifically designated by the Board of Directors participate in a supplementary executive retirement plan ("SERP"). The purpose of the SERP is to provide these employees with a pension equal to that which would otherwise be received if the Company's defined benefit pension plan reflected the full amount of the base salary of such employees. The Company made a contribution of $392,000 in 2003. Annual contributions are assessed by the Board of Directors based on the Company's financial position and other factors.

The Company also has two defined post-retirement benefit plans that provide health care plans to some employees of the Niobec mine. These plans are unfunded and require no contribution from employees.

Upon the acquisition of Sequoia in July 2004, the Company assumed accrued benefit liabilities relating to defined benefit pension plans and other post-retirement benefit plans (health care plans). The Company also recognized a new accrued benefit liability related to a health care plan offered to unionized employees of Niobec. One of the Niobec defined benefit pension plans acquired will be transferred to a company previously associated with Sequoia in 2005.

Cambior 2004 Annual Report         63

Total cash payments

Total cash payments for employee future benefits, consisting of cash contributed by the Company to its funded pension plans, cash payments directly to beneficiaries for its unfunded other benefit plans, and cash contributed to defined contribution plans was $3,077,000 in 2004 ($2,799,000 in 2003).

Defined contribution plans

The total expenses for the Company's defined contribution plans amounted to $2,306,000 in 2004 ($1,908,000 in 2003 and $1,563,000 in 2002).

Defined benefit plans

	Pension benefit plan		Post-retirement benefit plan
	2004	2003	2004	2003
	$	$	$	$
Accrued benefit obligation
Balance, beginning of year	7,776	5,716	473	393

Current service expense	534	436	354	(21)
Interest expense	589	439	84	25
Actuarial loss (gain)	684	105	—	—
Actuarial loss - past year	—	—	180	—
Benefits paid	(166)	(221)	(55)	(9)
Acquisition of Sequoia	1,838	—	1,096	—
Foreign exchange variation	992	1,301	230	85
	4,471	2,060	1,889	80
Balance, end of year	12,247	7,776	2,362	473

Plan assets
Fair value, beginning of year	5,377	3,438	—	—

Actual return on plan assets	554	392	—	—
Employer contributions	716	882	—	—
Benefits paid	(166)	(170)	—	—
Acquisition of Sequoia	1,488	—	—	—
Foreign exchange variation	712	835	—	—
	3,304	1,939	—	—
Fair value, end of year	8,681	5,377	—	—

Pension plans assets consist of:	2004	2003
	%	%
Asset category:
Equity securities	52	52
Debt securities	36	32
Other	12	16
Total	100	100

64         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Reconciliation of the funded status of the benefit plans to the amounts recorded in the financial statements is as follows:
	Pension benefit plan		Post-retirement benefit plan
	2004	2003	2004	2003
	$	$	$	$
Fair value of plan assets	8,681	5,377	—	—
Accrued benefit obligations	12,247	7,776	2,362	473
Funded status-deficit (1)	(3,566)	(2,399)	(2,362)	(473)
Unamortized transitional asset	(1,420)	(1,437)	—	—
Unamortized net actuarial loss	1,964	1,318	204	28
Accrued benefit liability	(3,022)	(2,518)	(2,158)	(445)

(1) For 2004, two of the three defined pension benefit plans show a deficit totaling $3,743,000 ($2,567,000 in 2003).

The accrued benefit liability is included in the Company's balance sheet as follows:
	Pension benefit plan		Post-retirement benefit plan
	2004	2003	2004	2003
	$	$	$	$
Accounts payable and accrued liabilities	105	56	—	—
Accrued benefit liabilities	2,917	2,462	2,158	445
	3,022	2,518	2,158	445

There is no minimum liability as defined under US GAAP.

The total expense for the Company's defined benefit plans is as follows:

	Pension benefit plan			Post-retirement benefit plan
	2004	2003	2002	2004	2003	2002
	$	$	$	$	$	$
Current service cost	534	436	339	354	(21)	48
Interest expense	589	439	357	84	25	—
Actual return on plan assets	(554)	(392)	181	—	—	—
Actuarial losses (gains)	684	105	(51)	180	—	—
Element of employee future benefit costs before
adjustments to recognize the long-term nature
of employee future benefit costs	1,253	588	826	618	4	48
Adjustments to recognize the long-term nature
of employee future benefit costs:
Difference between expected return and
actual return on plan assets for the year	126	108	(428)	—	—	—
Difference between actuarial loss/gain recognized
for the year and actuarial loss/gain on accrued
benefit obligation for the year	(627)	(55)	77	(160)	—	—
Amortization of the transitional obligation	(120)	(111)	(99)	—	—	—
Defined benefit costs recognized	632	530	376	458	4	48

Cambior 2004 Annual Report         65

The significant assumptions used to evaluate the Company's accrued benefit obligation and benefit costs are as follows (weighted-average):

	Pension benefit plan		Post-retirement benefit plan
	2004	2003	2004	2003
	%	%	%	%
Accrued benefit obligation as of December 31:
Discount rate	6.0	6.5	6.0	6.0
Rate of compensation increase	3.0-4.0	3.0	—	—
Benefit costs for years ended December 31:
Discount rate	6.0-6.5	6.0	6.0	6.5
Expected long-term rate of return on plan assets	2.0-7.5	7.0	—	—
Rate of compensation increase	3.0-4.0	3.0	—	—
Assumed health care trend rate for the next year used
to measure the expected cost covered by the plans	—	—	10	10

	2004	2003
Average remaining service period of active employees covered by the:	Years	Years
- defined pension benefit plan	16	16
- SERP	11	11
- defined pension benefit plan - Sequoia	16	—
- defined post-retirement benefit plan -
manager and clerical employees at Niobec	10	10
- defined post-retirement benefit plan -
unionized employees at Niobec	16	—

The estimated employer contributions for 2005 are $1,216,000. Estimated future cash flows are as follows:

$
2005	304
2006	316
2007	337
2008	372
2009	463
2010 onward	3,999
5,791

Sensitivity analysis:

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects for 2004:

	Increase	Decrease
	$	$
Total service and interest costs	32	(28)
Accrued benefit liabilities	282	(233)

16. COMMON SHARES, WARRANTS AND OPTIONS

Authorized

  Unlimited number of voting common shares without par value.
  Unlimited number of Class I preferred shares without par value, issuable in one or several series with rights, privileges, restrictions and conditions to be determined by the Board of Directors.
  10,000,000 Class II preferred shares.

66         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

		2004		2003		2002
	Number of		Number of		Number of
	securities	Amount	securities	Amount	securities	Amount
	(000)		$(000)		$(000)	$
Common shares issued and fully paid:
Balance, beginning of year	240,842	445,743	160,167	288,040	104,904	226,291
Stock-based compensation value of
options exercised from 1995 to 2003		212		—		—
Stock-based compensation value of
options exercised in 2004		202		—		—
Issued:
Public offerings	29,333	87,823	40,000	72,192	27,273	38,595
Private placement	—	—	—	—	21,346	17,293
Merger agreement (1)	—	—	14,835	39,203	—	—
Acquisition of Sequoia (2)	2,241	6,292	—	—	—	—
Exercise and expiry of warrants	150	119	24,754	44,018	6,515	5,626
Exercise of options (3)	635	855	515	849	—	—
Flow-through common shares (4)	987	3,299	571	1,441	129	235
	33,346	98,802	80,675	157,703	55,263	61,749
Balance, end of year	274,188	544,545	240,842	445,743	160,167	288,040

Common share purchase warrants: (5)
Balance, beginning of year	150	50	2,216	870	1,300	436
Issued:
Public offerings	—	—	—	—	1,067	319
Private placement	—	—	—	—	1,364	588
Exercised	(150)	(50)	(702)	(232)	(1,515)	(473)
Expired	—	—	(1,364)	(588)	—	—
	(150)	(50)	(2,066)	(820)	916	434
Balance, end of year	—	—	150	50	2,216	870

Common share purchase options granted following
the Ariane merger and Sequoia acquisition: (1) (2) (3)
Balance, beginning of year	1,012	1,155	—	—	—	—
Granted	47	10	1,266	1,445	—	—
Exercised	(186)	(212)	(254)	(290)	—	—
	(139)	(202)	1,012	1,155	—	—
Balance, end of year	873	953	1,012	1,155	—	—
Total common shares, warrants and options		545,498		446,948		288,910
(1) Upon the merger agreement with Ariane (Note 9)
(2) Upon the acquisition of Sequoia (Note 9)
(3) The options were exercised by employees of the Company under the stock option plan for directors and key employees and pursuant to the merger agreement with Ariane.
(4) In 2002, 129,455 common shares were subscribed by Cambior officers and employees.
(5) Excluding warrants to purchase common shares that were issued as part of the August 12, 2003 and October 14, 2004 public offerings.

Cambior 2004 Annual Report         67

Issuance of securities

2004:

On October 14, 2004, Cambior issued 29,333,333 units at a price of Cdn $3.75 per unit to a syndicate of underwriters for gross proceeds of $87,823,000 (Cdn $110,000,000). Each unit consisted of one common share and one-half of one Series D common share purchase warrant. Each whole Series D warrant is exercisable at a price of Cdn $4.35 before October 16, 2006. The net proceeds of the offering were used by the Company for general corporate purposes.

During 2004, 150,000 common shares at a price of Cdn $0.56 per share were issued pursuant to the exercise of warrants for total proceeds of $119,000.

In conjunction with the acquisition of Sequoia, the Company issued 2,241,000 common shares on July 2, 2004 (Note 9).

In addition, pursuant to a flow-through financing to incur Canadian Exploration Expenses, common shares were issued as follows during 2004:

	Number of		Total
	common shares	Issuance price	proceeds
	(000)	($ per share)	$
March 18, 2004	111	$3.31 (Cdn $4.40)	367
April 16, 2004	571	$3.27 (Cdn $4.40)	1,868
July 12, 2004	305	$3.49 (Cdn $4.60)	1,064
	987		3,299

2003:

During 2003, 24,754,000 common shares were issued pursuant to the exercise of warrants as follows:

Number of		Total
common shares	Issuance price	proceeds
(000)	($ per share)	$
10,417	$1.14 (Cdn $1.70)	11,834
107	$0.85 (Cdn $1.30)	123
596	$0.41 (Cdn $0.56)	444
13,634	$2.28 (Cdn $3.00)	31,617 (1)
24,754		44,018
(1) During 2003, 1,364,000 warrants exercisable at a price of Cdn $2.20 each and 682,000 warrants exercisable at Cdn $3.00 each expired without being exercised. The value of warrants totaling $588,000 was transferred into common shares.

68         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

On August 12, 2003, Cambior issued to a syndicate of underwriters, 40,000,000 units at a price of $1.80 (Cdn $2.50) per unit for gross proceeds of $72,192,000 (Cdn $100,000,000). Each unit consisted of one common share and one-half of one Series C common share purchase warrant. Each whole Series C warrant is exercisable at a price of Cdn $3.75 prior to August 12, 2008.

On September 2, 2003, 571,428 common shares were issued at a price of $2.52 (Cdn $3.50) pursuant to a flow-through financing for total proceeds of $1,441,000 (Cdn $2,000,000) to incur Canadian Exploration Expenses.

2002:

On February 28, 2002, Cambior completed a private placement of 21,346,154 special warrants at $0.81 (Cdn $1.30) per special warrant for gross proceeds of $17,293,000 (Cdn $27,750,000). The proceeds were added to working capital. Each special warrant was exercised into one common share and one-half warrant, with each whole warrant entitling its holder to acquire one common share of Cambior at a price of Cdn $1.70 until February 27, 2003. In connection with the financing, the Company granted compensation warrants valued at $319,000 to the underwriters to purchase 1,067,308 units (each consisting of one share and one-half warrant) at Cdn $1.30 each.

On May 16, 2002, Cambior completed a public offering of 27,272,728 units at $1.42 (Cdn $2.20) per unit for gross proceeds of $38,595,000 (Cdn $60,000,000). Half of the proceeds was used to reduce the 2001 Credit facility and half was added to working capital. Each unit consisted of one common share and one-half Series B common share purchase warrant. Each whole Series B warrant entitled its holder to acquire one common share of Cambior at a price of Cdn $3.00 at any time prior to November 24, 2003. In connection with the offering, the Company granted compensation options valued at $588,000 to the underwriters without payment of additional consideration, exercisable to purchase up to an aggregate of 1,363,636 units at a price of Cdn $2.20 per unit.

During 2002, some 6,514,577 additional common shares were issued to various third parties pursuant to the exercise of warrants issued previously, for total proceeds of $5,153,000.

On July 19, 2002, Cambior concluded a private placement of 129,455 flow-through shares at $1.81 (Cdn $2.79) per share, for proceeds of $235,000 (Cdn $361,000) used to incur Canadian Exploration Expenses.

Flow-through common shares

Flow-through common shares require the Company to pay an amount equivalent to the proceeds of the issue on prescribed resource expenditures in accordance with the applicable tax legislation. If the Company does not incur the committed resource expenditures, it will be required to indemnify the holders of the shares for any tax and other costs payable by them as a result of the Company not making the required resource expenditures.

As at December 31, 2004, the Company's remaining commitment with respect to unspent resource expenditures under flow-through common share agreements was $2,586,000.

Cambior 2004 Annual Report         69

Warrants

As at December 31, 2004, the outstanding number of warrants exercisable into common shares was as follows:

Date of issue	Expiry date	Exercise price	Number issued	Number exercisable
		$ per share	(000)	(000)
August 12, 2003	August 12, 2008	Cdn $3.75	20,000	20,000
October 14, 2004	October 16, 2006	Cdn $4.35	14,667	14,667
				34,667

Earnings per share

The following number of equity instruments were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented.

	2004	2003	2002
Number of instruments	(000)	(000)	(000)

Options	7,964	1,625	5,668
Warrants	34,667	—	27,721
Convertible debenture	340	—	—
	42,971	1,625	33,389

Reconciliation of the diluted weighted average number of common shares outstanding for the following years is as follows:

	Number of	Number of	Number of
	instruments	instruments	instruments
	2004	2003	2002
	(000)	(000)	(000)

Basic weighted average number of common shares outstanding	249,321	187,953	140,055
Effect of dilutive stock options	—	2,054	—
Effect of dilutive warrants	—	570	—
Diluted weighted average number of common shares outstanding	249,321	190,577	140,055

70         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17. COMMON SHARE PURCHASE OPTIONS AND STOCK-BASED COMPENSATION

Under the stock option plan for directors and key employees of the Company, options may be granted to select eligible employees. Options expire seven years after the date of granting. Once granted, one half of the options may be exercised from the second anniversary date of the granting and the balance after the third anniversary thereof. Options are granted at an exercise price equal to the average quoted market price of the common shares of the Company on the Toronto Stock Exchange for the five trading days immediately preceding the grant date.

The following table sets out the activity in options:

		2004		2003		2002
		Weighted		Weighted		Weighted
		average		average		average
		price per		price per		price per
	Number	option	Number	option	Number	option
	(000)	$/option	(000)	$/option	(000)	$/option

Common shares reserved (1)	9,000		9,000		9,000
Options outstanding, beginning of year	7,254	2.54	5,668	3.13	4,855	4.24
Granted	1,730	2.37	1,400	1.40	1,425	1.39
Granted following acquisition/merger (2) (3)	47	5.45	1,266	1.69	—	—
Exercised	(635)	1.01	(515)	1.08	(30)	0.33
Forfeited or expired	(432)	8.99	(565)	11.25	(582)	8.64
Options outstanding, end of year	7,964	2.50	7,254	2.54	5,668	3.13
Options exercisable, end of year	4,554		3,540		2,354
(1) As at December 31, 2004, 792,000 common shares were available for future options grants.
(2) Upon the acquisition of Sequoia (Note 9) in 2004, the then outstanding Sequoia options were converted into Cambior options using an exchange rate of 6.3.
(3) Pursuant to the merger agreement with Ariane (Note 9) in 2003, the outstanding Ariane options were converted into Cambior options using an exchange rate of 2.91.

The following stock options were outstanding at December 31, 2004, including the options resulting from the acquisition of Sequoia and the merger agreement with Ariane:

Exercise price		Options outstanding		Exercisable options
		Weighted	Weighted		Weighted
		average	average		average
		remaining	exercisable		exercisable
	Number	life	price per option	Number	price per option
($ per option)	(000)	(years)	($ per option)	(000)	($ per option)

0.42 to 0.49	1,095	3.2	0.43	1,095	0.43
0.68 to 0.68	26	3.5	0.68	26	0.68
1.04 to 1.48	523	2.5	1.24	516	1.24
1.62 to 2.28	3,292	4.2	1.72	1,531	1.63
2.70 to 2.96	1,642	6.5	2.72	—	—
3.49 to 4.72	764	1.7	4.63	764	4.63
6.03 to 6.56	254	0.5	6.46	254	6.46
9.48 to 9.48	368	0.5	9.48	368	9.48
	7,964		2.50	4,554	2.70

Cambior 2004 Annual Report         71

Accounting for compensation plans

As mentioned in Note 3, Cambior adopted, retroactively, the amended recommendations of the CICA Section 3870, as of January 1, 2004.

The fair value of options granted was estimated using the Black-Scholes option-pricing model taking into account an expected life of five years and the following assumptions:

	2004	2003	2002
Semi-annual risk-free interest rate	3.95%	4.08%	5.07%
Volatility	75%	78%	85%
Dividend	—	—	—
Weighted average fair value of options granted	$ 1.44	$ 0.93	$ 1.00

In 2004, the total stock-based compensation expense determined under the fair value-based method was $1,580,000. The fair value of options exercised during 2004 totaling $202,000 was transferred from contributed surplus to common shares.

Before 2004, the Company measured compensation costs relating to awards of stock options using the intrinsic value-based method of accounting, and was required to make pro forma disclosures of net earnings (loss), basic earnings (loss) per share and diluted earnings (loss) per share as if the fair value-based method of accounting had been applied, which would have been reported as follows:

	2003	2002
	$	$
Net earnings (loss)	801	(7,844)
Deduct: Total stock-based employee compensation expense determined
under fair value-based method for all awards	(1,065)	(814)
Pro forma net loss	(264)	(8,658)
Basic net earnings (loss) per share	0.00	(0.06)
Diluted net earnings (loss) per share	0.00	(0.06)
Basic net loss per share, pro forma	(0.00)	(0.06)
Diluted net loss per share, pro forma	(0.00)	(0.06)

Share purchase plan

The Company has an employee share purchase plan under which eligible employees have the opportunity to acquire common shares of Cambior through payroll deductions. The Company matches up to 50% of the employee contribution up to the lesser of 3% of basic annual salary or Cdn $5,000. The shares are acquired on the open market by a trustee. Cambior's contribution is charged to earnings in the year of contribution, and amounted to $489,000 in 2004, $313,000 in 2003 and $157,000 in 2002.

72         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of Cambior's financial instruments and commodities:

		2004		2003
	Carrying	Fair	Carrying	Fair
	value	value	value	value
	$	$	$	$
Financial Assets
Cash and cash equivalents (1)	21,020	21,020	28,450	28,450
Short-term investments (1)	33,846	33,846	66,770	66,770
Receivables (1)	22,227	22,227	9,415	9,415
Investments - Publicly traded companies (2)	15,820	18,922	3,023	7,091
Investments - Residual proceeds receivable (3)	1,912	1,912	1,803	1,803
Promissory note and others (4)	2,454	2,454	—	—
Fair value of non-hedge derivatives	1,549	1,549	—	—
Foreign exchange contracts (Note 22) (7)	—	317	—	280

Financial liabilities
Accounts payable and accrued liabilities (1)	61,238	61,238	36,203	36,203
Long-term debt (5)	65,229	65,229	64,194	64,194
Fair value of non-hedge derivatives (Note 22) (6)	—	—	7,790	7,790
Fair value of gold forwards (Note 22) (6)	14,273	23,006	—	59,676

(1)	The fair value of cash and cash equivalents, short-term investments, receivables and accounts payable and accrued liabilities is equivalent to the carrying amount given the short maturity period.
(2)	The fair value of the shares of publicly-traded companies was based on the last quoted market price.
(3)	The fair value of the residual proceeds receivable from the sale of the El Pachon project is equivalent to the carrying amount given the short-term maturity period.
(4)	The fair value of the promissory note and others is equivalent to the carrying amount given the short-term maturity period.
(5)	Since most of the long-term debt is variable rate debt, the fair value of the Company's long-term debt approximates the carrying amount as at December 31, 2004 and 2003.
(6)	The Company obtains a valuation from a counterparty of its portfolio of gold commitments. This valuation is based on forward rates considering the market price, rate of interest, gold lease rate and volatility.
(7)	The Company obtains a valuation from a counterparty of its portfolio of foreign exchange contracts. This valuation is based on forward premium considering market foreign exchange rates.

19. DECREASE OF DEFICIT FROM CONTRIBUTED SURPLUS

At their annual general and special meeting held on May 7, 2002, the Company's shareholders adopted a resolution to apply $23,047,000 available from the contributed surplus account to reduce the Company's accumulated deficit.

Cambior 2004 Annual Report         73

20. CUMULATIVE TRANSLATION ADJUSTMENT

This account reflects the difference in the net value of the assets of the Canadian mining operations relative to the US exchange rate in effect at the end of each reporting period.

The changes in this account are as follows:

	2004	2003	2002

	$	$	$
Cumulative unrealized gain (loss), beginning of year	268	(18,855)	(20,365)
Unrealized net gain for the year on translation of net assets	16,402	19,123	969
Exchange loss charged to operations following reduction
in net investment in Canadian mining operations	—	—	541
Cumulative unrealized gain (loss), end of year	16,670	268	(18,855)
Exchange rate, end of year	1.2020	1.2965	1.5776

21. INCOME AND MINING TAXES

The provision for income and mining taxes is different from the amount that would have resulted from applying the combined Canadian statutory income tax rate (federal and provincial: 36.0% in 2004, 37.2% in 2003 and 38.2% in 2002) as a result of the following:

	2004	2003	2002

	$	$	$
Income taxes (Income tax benefit) at combined
Canadian statutory rate (federal and provincial)	(24,138)	92	(2,862)
Increase (Decrease) resulting from:
Resource allowance and earned depletion	671	(742)	(1,084)
Unrecognized deductible temporary differences for the year	32,400	3,606	2,810
Unrecognized tax benefit on losses in Canada	2,021	—	—
Unrecognized tax benefit on losses of foreign subsidiaries	1,393	1,495	1,954
Non-taxable portion of gain	—	(425)	(139)
Income tax rate differential of foreign subsidiaries	727	302	243
Use of tax benefits not previously recognized	(5,066)	(1,892)	(720)
Future income tax recovery resulting from recognition of Rosebel prior years' tax assets	(4,008)	—	—
Impact of non-deductible (non-taxable) portion of foreign exchange loss (gain) on Canadian currency	741	(2,560)	—
Non-deductible items and other elements	963	124	(202)
	5,704	—	—
Tax on large corporations	242	293	353
Provincial mining taxes (recovery)	214	(712)	—
Other countries' current taxes (recovery)	—	(135)	—
	6,160	(554)	353

In 2004, the Company recognized a recovery of future income and mining taxes of $1,219,000 for losses incurred previously as a result of the issuance of flow-through shares as per the new guidelines issued by the CICA Emerging Issues Committee.

74         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The provision for income taxes is made up of the following components:

	2004	2003	2002

Current:	$	$	$
Federal income taxes - tax on large corporations in Canada	242	293	353
Provincial mining taxes (recovery)	214	(712)	—
Other countries' current taxes (recovery)	—	(135)	—
	456	(554)	353
Future:
Federal and provincial income tax	(1,180)	—	—
Foreign income tax	6,884	—	—
	5,704	—	—
Total	6,160	(554)	353

The provision for future income and mining taxes has been provided on temporary timing differences which consist of the following:

	2004	2003	2002
	$	$	$

Depreciation, depletion and amortization	5,278	(1,717)	1,109
Impairment loss	(18,963)	—	—
Mine closures, reclamation and other provisions	(659)	(59)	(474)
Taxable deferred revenues	1,235	(217)	(341)
Unrecognized non-hedged derivative gain (loss)	(9,384)	947	(3,013)
Foreign exchange loss on Canadian currency	741	(2,560)	—
Unrecognized deductible temporary differences for the year	32,400	3,606	2,810
Future income tax recovery resulting from recognition of Rosebel prior years' tax asset	(4,008)	—	—
Realization of future income tax accounted for in the acquisition of Sequoia	41	—	—
Recovery income and mining taxes related to issuance of flow-through shares	(1,219)	—	—
Other	242	—	(91)
	5,704	—	—

Other than in Suriname, the Company does not anticipate having to pay income tax in the foreseeable future, except for the tax on large corporations and capital taxes in Canada. In addition, as a result of higher asset values for tax purposes than accounting values and accumulated losses in Canada, Guyana and the United States, the Company has significant future tax assets available. Some of these assets were utilized as part of the Sequoia acquisition (Note 9). The Company records a valuation allowance against any portion of its remaining future income tax assets that it believes will, more likely than not, fail to be realized.

Cambior 2004 Annual Report         75

As at December 31, 2004 and 2003, future tax assets and liabilities were detailed as follows:

			2004			2003
		US			US
	Canada	and other	Total	Canada	and other	Total
Tax assets:	$	$	$	$	$	$
Net operating loss carry-forwards	2,891	60,515	63,406	933	64,790	65,723
Difference between book and
tax depreciation and depletion	95,624	15,656	111,280	80,977	10,254	91,231
Accrued liabilities	12,908	2,279	15,187	6,328	1,255	7,583
Others	4,708	—	4,708	4,821	—	4,821
Total of future tax assets before valuation allowance	116,131	78,450	194,581	93,059	76,299	169,358
Valuation allowance	(116,131)	(65,465)	(181,596)	(93,059)	(76,299)	(169,358)
Total of future tax assets	—	12,985	12,985			—

Tax liabilities:
Difference between book and tax depreciation
and total of future tax liabilities	1,248	19,869	21,117	—	—	—

Cambior has approximately $118,158,000 ($104,910,000 in 2003) in cumulative Canadian exploration and cumulative Canadian development expenses and approximately $325,308,000 ($286,450,000 in 2003) in property, plant and equipment depreciation for tax purposes available indefinitely to reduce taxable income in future years. The Company also benefits from unclaimed investment tax credits totaling $1,000,000, which can be converted into other deductions anytime.

In 2004, governmental assistance in the form of the Québec resources tax credit reduced exploration expenses by an amount of $2,049,000 ($1,202,000 in 2003).

76         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Losses carried forward as at December 31, 2004 will expire as follows:

		United
	Canada	States (1)	Peru (4)
	$	$	$
2005	—	—	—
2006	—	13,720	—
2007	—	6,804	—
2008	1,164	19,971	—
2009	1,309	15,164	—
2010	78	8,099	—
2011	—	6,111	—
2012	—	347	—
2014	6,203	—	—
2018	—	4,291	—
2019	—	2,631	—
2020	—	926	—
2021	—	175	—
2022	—	1,070	—
2023	—	1	—
Undetermined (4)	—	—	8,149
	8,754	79,310	8,149
		Guyana	Guyana
	Suriname (2)	OGML (2)	OBMI (3)
	$	$	$
Unlimited (2) (3)	35,124	49,557	567

(1)	Cambior has no active subsidiary in the United States of America.
(2)	In accordance with the Mineral Agreement concluded with the government of the country.
(3)	In accordance with the Mineral Agreement concluded with the government of the country. In a given year, losses can only eliminate 50%
of the income before losses.
(4)	According to fiscal legislation in Peru, losses can be carried forward until the end of the fourth year following the first year in which a fiscal profit is realized (no fiscal profit has been realized to date).

The Company's French subsidiaries, CBJ-France and AGF, benefit from an income tax exemption plan for a term of ten years. Under those tax holiday plans, certain commitments made to the French Tax Administration must be met. The tax holidays are subject to re-assessment by the authorities.

Cambior 2004 Annual Report         77

22. COMMITMENTS AND CONTINGENCIES

Gold sales, deliveries and purchase commitments

The Company's gold sales, deliveries and purchase commitments as at December 31, 2004, were as follows (1):

		2005	2006	2007	Total
FORWARDS
Quantity	(000 oz)	—	129	56	185
Average price	($/oz)	—	326	350	333
PREPAID GOLD FORWARDS (Note 12)
Quantity	(000 oz)	52	—	—	52
Average price	($/oz)	235	—	—	235
TOTAL DELIVERY OBLIGATIONS
Quantity	(000 oz)	52	129	56	237
Average price	($/oz)	235	326	350	312
GOLD PURCHASE
Quantity	(000 oz)	(32)	—	—	(32)
Average price	($/oz)	391	—	—	391
Net delivery obligations	(000 oz)	20	129	56	205

(1) The designation dates for accounting purposes differ from commitment dates.

The estimated fair value of Cambior's gold forward sales, deliveries and purchase commitments, excluding the prepaid gold forward sales, calculated using forward rates considering market prices, interest rate, gold lease rate and volatilities, is as follows:

	2004	2003
	$	$
Forwards	(8,733)	(59,676)
Forwards - Doyon future gold production included in the impairment loss and recognized on the balance sheet (Note 4)	(14,273)	—
	(23,006)	(59,676)
Non-hedge derivatives, recognized on the balance sheet	1,549	(7,790)
	(21,457)	(67,466)

As the prepaid gold forward sales agreement is not a financial instrument included in the scope of SFAS-133, the fair value of this instrument is disclosed in Note 12 - Deferred revenue.

The non-hedge derivative gain (loss) is summarized as follows:

	2004	2003	2002
	$	$	$
Variation of the fair value of the non-hedge derivative instruments during the year	9,339	(1,428)	(11,692)
Gain resulting from lease rate swap contracts	1,497	3,105	—
Loss arising from the exercise of call options sold and gold purchase commitments	(8,285)	(1,042)	—
Non-hedge derivative loss related to call options and VVF converted into forward instruments	—	—	(5,073)
Non-hedge derivative gain (loss)	2,551	635	(16,765)

78         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Foreign exchange contracts

As at December 31, 2004, the Company had commitments, through foreign exchange forward contracts, to deliver US $10,000,000 and obtain in exchange Canadian dollars at an average rate of Cdn $1.2405 in 2005. As at December 31, 2004, the fair value of these foreign exchange contracts was $317,000. This amount was not accounted for in the consolidated statement of operations as the Company's commitments to deliver US dollars in exchange for Canadian dollars are treated as hedge instruments. The Company is exposed to currency risks as a result of revenues derived from its Canadian operations.

The Company also had a commitment through a foreign exchange forward contract to deliver Cdn $10,000,000 and obtain in exchange US $8,062,000 in 2005. This contract, which hedges a short-term investment maturing in 2005, was done to counteract the possibility of incurring an exchange loss at the settlement date.

Risk of counterparties

Realization of the Company's hedging program is dependent upon the ability of the counterparties to respect the terms of the contracts and the maintenance of a liquid market. Cambior's counterparties in its hedging transactions are the Company's lenders.

Credit Risk

In the normal course of business of non-gold operations, the Company performs ongoing credit reviews of its customers and evaluates the creditworthiness of all new customers. There is no existing single account receivable that represents a substantial risk for the Company. An allowance for doubtful accounts receivable is established while taking into account the specific credit risk related to customers, historical trends and the economic situation.

Royalties

Production from some mining properties is subject to royalties based on various methods of calculation summarized as follows:

Mine	Calculation	2004	2003	2002
		$	$	$
Rosebel	2% in-kind royalty per ounce of gold production and price participation
	of 6.5% on the amount exceeding a market price of $425 per ounce when
	applicable, using for each calendar quarter the arithmetic average of the market
	prices determined by the London Bullion Market, P.M. Fix.	2,010	—	—

	0.25% of all mineral produced at Rosebel payable to a charitable foundation for
	the purpose of promoting local development of natural resources within Suriname	489	—	—

	10% of the excess, if any, of the average quarterly market price above $300 per
	ounce for gold production from the soft and transitional rock portions and above
	$350 per ounce from the hard rock portion of the Rosebel property, after
	commencement of commercial production and up to a maximum of
	7,000,000 ounces produced	2,882	—	—

Omai	5% in-kind royalty on mineral production payable to the Government of Guyana.
	Reduction of 1% if the gold price is lower than $280 per ounce	4,890	4,945	4,934

Doyon	24.75% of any excess of the annual market price over $375 per ounce of gold
	produced (1,377,000 remaining ounces of production at December 31, 2004)	1,154	—	—

Mouska	Two royalties of 0.2% and 2.0% respectively of gold production	118	460	435
Total		11,543	5,405	5,369

Cambior 2004 Annual Report         79

The Company is also subject to other royalties for which no amount was paid during 2004, 2003 and 2002:

Sleeping Giant:	Two royalties representing 2% of gross operating profit for one and 15% of net operating profit for the other.

Carlota project:	5% net smelter royalty upon commencement of commercial production; an advance in the amount of $350,000 was capitalized in 2004.

Sequoia Minerals

As part of the acquisition of Sequoia (Note 9), Cambior assumed a commitment to extend a credit facility of an amount not to exceed $600,000 per annum over a 36-month period beginning on December 30, 2003. Any advances resulting from this commitment bear interest at the prime rate plus 3% per annum, are reimbursable by consecutive quarterly payments starting on December 30, 2006 until December 30, 2008, and are secured by a moveable hypothec on the universality of the borrower's assets in the amount of Cdn $2,160,000. An amount of $364,000 (Cdn $439,000) was advanced in 2004.

As part of the acquisition of Sequoia (Note 9), the Company has assumed the indemnity and guarantees issued to the purchaser of a business sold in 2003, for a two-year term (ten years for environmental purposes), up to a maximum amount of Cdn $1,750,000.

Other commitments

As at December 31, 2004, the Company had commitments to complete facilities, summarized as follows:

$
Rosebel	4,943
Niobec	1,857
OBMI	3,690
OSI	1,618
12,108

Claims

OMAI

On May 29, 2003, a writ of summons was served on OMAI Gold Mines Limited ("OGML") in connection with a class action in Guyana claiming total compensation of approximately US $2 billion for damages allegedly caused by the Omai gold mine in Guyana since 1995. The action was filed on behalf of the same group of people that had previously filed actions without success in both Québec and Guyana.

OGML has a rigorous and extensive water monitoring program that demonstrates full compliance with environmental regulations in Guyana based on Guyanese, Canadian, American and World Bank standards. Furthermore, Guyana's Environmental Protection Agency and the Guyana Geology and Mines Commission also ensure independent monitoring of OGML's compliance regarding the Essequibo River. Their findings confirm OGML's results.

Cambior and OGML consider this action as unfounded and frivolous and OGML is contesting it vigorously.

Others

The Company is also subject to various claims, legal proceedings, potential claims and complaints arising in the normal course of business. The Company is also subject to the possibility of new income and mining tax assessments for some years. The Company does not believe that unfavourable decisions in any pending procedures or threat of procedures related to any future assessment or any amount it might be required to pay will entail a material adverse effect on the Company's financial condition.

80         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23. JOINT VENTURES

The following accounts represent the Company's proportionate interest in the joint ventures of the Sleeping Giant mine (50%) and the Niobec mine (50%) joint ventures up to July 2, 2004 (Note 9).

	2004	2003	2002
	$	$	$
Current assets	1,694	9,462	8,281
Property, plant and equipment	10,504	25,014	17,454
Current liabilities	(1,572)	(3,678)	(3,026)
Other liabilities	(1,686)	(2,095)	(422)
	8,940	28,703	22,287
Revenues	24,687	33,704	33,658
Expenses	(22,616)	(26,305)	(24,904)
Net earnings	2,071	7,399	8,754
Cash flow from (used in):
Operating activities	3,723	10,447	10,830
Investing activities	(3,499)	(6,156)	(3,035)
Financing activities	(11)	—	—

24. SEGMENTED INFORMATION

The Company operates four gold mines: Omai, located in Guyana; the Doyon Division, which includes both the Doyon and Mouska mines, located in Québec, Canada; Sleeping Giant (50% ownership through a joint venture), located in Québec, Canada; and Rosebel, located in Suriname (since February 2004). The Company is the sole owner of the Niobec mine, a niobium operation located in Québec, Canada. Prior to July 2, 2004, Cambior owned 50% of the Niobec mine through a joint venture. Contracting services are grouped with Niobec. The bauxite property was acquired on December 8, 2004. A property in French Guiana was acquired in November 2003 and is an advanced exploration project.

Cambior 2004 Annual Report         81

					Niobec,
					Bauxite		Corporate
				Sleeping	and	French	and
	Rosebel	Omai	Doyon	Giant	others	Guiana	projects	Total
2004	$	$	$	$	$	$	$	$
Revenues - Mining operations	109,448	80,870	53,138	11,749	44,739	—	37	299,981
Financial expenses	9,466	378	10	34	436	2	(6,209)	4,117
Depreciation, depletion and amortization	18,745	8,903	14,191	2,126	2,733	—	239	46,937
Impairment loss and restructuring costs	—	—	73,152	—	—	—	—	73,152
Earnings (Loss)	28,816	3,382	(92,871)	(427)	4,158	(1,307)	(9,605)	(67,854)
Capital expenditures (disposals)	41,869	(3,020)	17,227	3,051	61,175	7,711	19,135	147,148
Property, plant and equipment	140,880	14,160	66,035	10,504	105,396	58,257	26,567	421,799
Assets	184,166	36,004	73,251	12,198	136,460	58,747	89,025	589,851

2003
Revenues - Mining operations	—	83,062	71,392	11,235	24,935	—	245	190,869
Financial expenses	—	1,529	9	(4)	—	—	389	1,923
Depreciation, depletion and amortization	—	9,936	15,825	1,785	861	—	327	28,734
Earnings (Loss)	(137)	3,377	(2,850)	956	6,635	(8)	(13,220)	(5,247)
Capital expenditures (disposals)	91,083	(1,535)	10,617	4,438	2,820	(2,043)	2,851	108,231
Property, plant and equipment	123,813	31,526	101,957	8,574	19,175	50,802	19,121	354,968
Assets	139,598	51,259	107,024	9,657	29,055	55,840	105,931	498,364

2002
Revenues - Mining operations	—	100,650	66,988	10,149	23,662	—	809	202,258
Financial expenses	989	2,629	44	3	—	—	(1,266)	2,399
Depreciation, depletion and amortization	—	12,588	14,096	1,517	800	—	588	29,589
Earnings (Loss)	(989)	5,773	1,962	1,084	8,025	—	(7,985)	7,870
Capital expenditures	12,743	4,497	8,071	1,817	1,924	—	3,381	32,433
Property, plant and equipment	30,816	48,626	88,467	4,701	13,460	—	18,191	204,261
Assets	31,347	75,337	92,370	5,041	21,404	—	57,993	283,492

Reconciliation of reportable operating divisional earnings to net earnings (loss) for the year is as follows:

	2004	2003	2002
	$	$	$
Earnings (Loss)	(58,249)	7,973	15,855
Corporate and projects loss	(9,605)	(13,220)	(7,985)
	(67,854)	(5,247)	7,870
Investment and other income	937	2,997	1,945
Stock-based compensation costs	(1,580)	—	—
Gain (Loss) on foreign exchange	(1,103)	1,862	—
Non-hedge derivative gain (loss)	2,551	635	(16,765)
Loss on foreign exchange from reduction in net investment	—	—	(541)
Income and mining taxes	(6,160)	554	(353)
Non-controlling interest	(565)	—	—
Net earnings (loss)	(73,774)	801	(7,844)

82         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Geographic information

		Revenues —		Property, plant
		mining operations		and equipment
	2004	2003	2002	2004	2003
	$	$	$	$	$
Canada	104,091	105,341	101,456	164,135	129,087
Guyana	86,442	85,528	100,802	34,238	32,974
French Guiana	—	—	—	58,257	50,802
Suriname	109,448	—	—	140,880	123,813
United States and others	—	—	—	24,289	18,292
	299,981	190,869	202,258	421,799	354,968

25. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES

The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differ in certain material respects from those principles and practices that the Company would have followed had its consolidated financial statements been prepared in accordance with US GAAP.

A. CONSOLIDATED FINANCIAL STATEMENTS

The adjustments to comply with US GAAP would be as follows:

Consolidated statement of operations	2004	2003	2002
		Restated (j)	Restated (j)
	$	$	$
Net earnings (loss) as per Canadian GAAP	(73,774)	801	(7,844)
Impairment loss (a)	13,604	—	—
Depreciation, depletion and amortization (b)	4,345	4,529	4,430
Exploration and development costs for mining properties (c)	(14,732)	(3,641)	(3,516)
Unrealized gain (loss) on forward exchange contracts (d)	(565)	(893)	6,367
Loss on foreign exchange from reduction in net investment (e)	—	—	541
Adjustment of asset retirement obligations under Canadian GAAP (f)	—	—	(208)
Cumulative effect of change in accounting policy for asset retirement obligations (f)	—	1,930	—
Gain on foreign exchange contracts — acquisition of businesses (g)	1,137	—	—
Interest on accretion of the convertible debenture (h)	22	—	—
Income and mining taxes (i)	(317)	—	—
Stock-based compensation costs (j)	—	(1,065)	(814)
Net earnings (loss) as per US GAAP	(70,280)	1,661	(1,044)
Basic and diluted net earnings (loss) per share as per US GAAP	(0.28)	0.01	(0.01)

Cambior 2004 Annual Report         83

The consolidated balance sheet items, adjusted to comply with US GAAP, would be as follows:

			December 31, 2004				December 31, 2003
								As per
	As per			As per	As per			US
	Canadian			US	Canadian			GAAP
	GAAP	Adjustments		GAAP	GAAP	Adjustments		Restated (j)
	$	$		$	$	$		$
Assets
Current portion of deferred losses	4,646	(4,646)	(m)	—	—	—		—
Investment and deferred charges	20,185	3,102	(l)	23,287	4,826	4,068	(l)	8,894
Property, plant and equipment	421,799	(28,279)	(a)	387,803	354,968	(41,883)	(a)	312,039
		28,385	(b)			24,040	(b)
		(35,064)	(c)			(20,332)	(c)
		1,137	(g)			(4,754)	(k)
		(175)	(h)
Deferred stripping costs	—	—		—	—	4,754	(k)	4,754

Liabilities
Current portion of deferred gains	—	—		—	3,852	(3,852)	(m)	—
Deferred gains	204	(204)	(m)	—	755	(755)	(m)	—
Fair value of hedge derivatives	14,273	8,416	(m)	22,689	—	59,396	(m)	59,396
Convertible debenture	1,173	75	(h)	1,248	—	—		—
Future income and mining tax liabilities	21,117	(453)	(i)	20,664	—	—		—

Shareholders' equity
Common shares, warrants and options	545,498	(34,956)	(n)	518,065	446,948	(29,050)	(n)	424,863
		6,753	(o)			6,753	(o)
		770	(i)			212	(j)
Equity component of
convertible debenture	262	(262)	(h)	—	—	—		—
Contributed surplus	17,039	11,626	(o)	390,332	—	11,626	(o)	388,954
		361,667	(p)			361,667	(p)
						15,661	(j)

Deficit	(204,477)	(369,075)		(573,552)	(108,924)	(394,348)		(503,272)

Changes in market value of
Investments	—	3,102	(l)	3,102	—	4,068	(l)	4,068
Loss on hedge derivatives	—	(12,956)	(m)	(12,956)	—	(55,452)	(m)	(55,452)
Cumulative translation adjustment	16,670	9,480	(e)	6,627	268	9,480	(e)	(9,765)
		(19,513)	(n)			(19,513)	(n)
		(10)	(h)

(a) Impairment loss

Periodic reviews of the carrying amount of the Company's property, plant and equipment are performed in accordance with Canadian GAAP requirements which, beginning in 2004, are similar to US GAAP requirements with respect to the writedown of assets. The impact on net earnings (loss) in 2004 results from the fact that the impaired assets had a lower net book value under US GAAP than under Canadian GAAP.

In addition, under US GAAP, the impairment loss and restructuring costs for the year 2004 would be included in the calculation of "earnings before the undernoted items".

84         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(b) Depreciation, depletion and amortization

The depreciation, depletion and amortization of mining assets for the years 2004, 2003 and 2002 was lower under US GAAP than under Canadian GAAP as a result of writedowns accounted for in prior years for the related assets.

Under Canadian GAAP, certain components of tailing dam projects are amortized over a period that reflects the anticipated project total construction costs and total expected lifetime. Under US GAAP, such method is prohibited as only historical costs and actual lifetime are to be considered in the computation of amortization.

(c) Exploration and development costs for mining properties

Under Canadian GAAP, exploration and development costs incurred subsequent to the date of establishing that a property has mineral resources which have the potential of being economically recoverable are allocated to property, plant and equipment under mining projects. Under the United States Securities and Exchange Commission ("SEC") guidelines, all costs incurred before a commercially mineable deposit is established, generally by completing a bankable feasibility study, must be expensed as incurred and such property should be classified as an exploration property.

(d) Unrealized gain (loss) on forward exchange contracts

Gains and losses on forward exchange contracts are charged to income in the same period as the corresponding hedged item. Under US GAAP, for the year ended December 31, 2001 and for the six-month period ended June 30, 2002, unrealized gains (losses) were charged to income as they occurred. Since July 1, 2002, the Company has designated foreign currency fixed forwards as cash flow hedges for US GAAP purposes. Consequently, those contracts are marked to market and related unrealized gains or losses are charged to other comprehensive income. Unrealized gains and losses are included in revenues in the same period as the corresponding hedged item.

(e) Loss on foreign exchange from reduction in net investment

The Company has recognized an exchange loss as a result of the reduction in the net investment in Canadian mining operations. Under US GAAP, adjustments to the equity translation account are made only when there is a reduction in ownership as a result of a sale of a portion of the ownership to a third party.

(f) Asset retirement obligations

On January 1, 2004, for Canadian GAAP purposes, the Company adopted the recommendations of CICA Section 3110. This change in accounting policy was applied retroactively with restatement of the prior years' consolidated financial statements.

For US GAAP purposes on January 1, 2003, the Company adopted the provisions of SFAS 143, "Accounting for Asset Retirement Obligations". Under such provisions, the cumulative effect of the change in accounting principle must be included in the statement of operations during the year of adoption of the accounting policy.

(g) Gain on foreign exchange contracts — acquisition of businesses

Under Canadian GAAP, the disbursement for the acquisition of Sequoia, denominated in Canadian dollars, was accounted for using the exchange rate fixed by foreign exchange fixed forward contracts purchased by the Company to hedge the foreign exchange risk related to the disbursement.

Under US GAAP, such hedging is not permitted. The disbursement must be accounted for using the exchange rate at the date of the acquisition and a foreign exchange gain must be recognized.

Cambior 2004 Annual Report         85

(h) Convertible debenture

Under Canadian GAAP, the convertible debenture was divided into a liability component and an equity component. The interest expense is calculated based on the liability component using the effective interest rate.

Under US GAAP, the convertible debenture must be accounted for at its par value and the interest expense must be calculated using the contract interest rate.

(i) Income and mining taxes

For US GAAP purposes, income and mining taxes would be reduced by $453,000 to reflect the impact, on future income taxes, of the increased amortization of costs of the tailing dam projects.

Furthermore, the US GAAP treatment for the issuance of flow-through shares differs from Canadian GAAP which resulted in an increase in the future income tax expense of $770,000.

(j) Stock-based compensation costs

On January 1, 2004, for Canadian GAAP purposes, the Company adopted the recommendations of CICA Section 3870. This change in accounting policy was applied retroactively without restating prior periods.

As described in "Changes in accounting policies under US GAAP", the Company adopted the provisions of SFAS 123 "Share-Based Payment" using a modified retrospective application.

Under US GAAP, this retrospective application requires the restatement of prior years.

(k) Deferred stripping costs

As mentioned in Note 2 "Accounting policies", the Company defers mining costs associated with stripping activities in the case of an open-pit mine if the actual ratio of total tonnes of material mined relative to gold production in a given year is higher than the estimated average ratio for the life of the mine. The Company charges to operations the amortization of deferred stripping costs in the periods during which the actual ratio of total tonnes of material mined is lower than the estimated average ratio for the life of the mine. This accounting method results in the smoothing of these costs over the remaining life of the mine. Instead of capitalizing these costs, some mining companies expense them as incurred, which may result in a greater volatility in period-to-period results of operations. Had the Company followed a policy of expensing these costs as incurred, the reported mining operation expenses would have been $4,754,000 lower in 2004, $5,740,000 lower in 2003 and $1,339,000 higher in 2002.

The carrying amount of deferred stripping costs is grouped with related mining property, plant and equipment for impairment testing purposes. This carrying amount, related to the open-pit Omai mine operation, the only mine for which the Company capitalizes these costs, was completely amortized as at December 31, 2004.

Under Canadian GAAP, deferred stripping costs are included in property, plant and equipment on the balance sheet. US GAAP call for these costs to be presented as a separate line item of the balance sheet. Furthermore, for US GAAP purposes, cash flows from operating activities in the consolidated statements of cash flows would have been reduced by deferred stripping costs of $3,629,000 in 2002, and accordingly, the acquisition of property, plant and equipment and the cash flows used in investing activities would have been reduced by the same amount.

(l) Long-term investments

Investments in shares of public companies and debt securities are recorded at cost, less any provision for decrease in value other than a temporary decline. Under US GAAP, the Company is required to record investments available-for-sale at fair value and to present the unrealized gains or losses as a component of other comprehensive income under shareholders' equity.

86         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(m) Gain (Loss) on hedge derivatives

As explained in the accounting policies section, the Company designated gold forward contracts as cash flow hedges for US GAAP purposes. Furthermore, since July 1, 2002, the Company has designated foreign exchange contracts as cash flow hedges of Canadian sales denominated in US dollars. For US GAAP purposes, those contracts are marked to market and related unrealized gains or losses are charged to other comprehensive income until the hedged production is delivered. Upon delivery, the gain or loss on the hedging contract that has been deferred in other comprehensive income is transferred to revenues in the consolidated statement of operations. When the Company delivers gold production against such contracts at a date earlier than anticipated or liquidates the contract before such anticipated date, the gain or loss continues to be deferred in other comprehensive income and is transferred to revenues in the period of the corresponding hedged item's original designation date. If the Company delivers gold production against such contracts at a date later than anticipated, the Company transfers the related gain or loss to revenues on the original designation date.

(n) Share issue expenses

Share issue expenses are shown as an increase to the deficit as provided for under Canadian GAAP. Under US GAAP, these expenses must be shown as a reduction of capital stock.

(o) Change in reporting currency

The Company adopted the US dollar as its reporting currency effective January 1, 1996. Under US GAAP, prior years' financial statements must be translated using the current rate method, using the year-end rate or the rate in effect at the transaction dates, as appropriate. This translation approach was applied retroactively.

(p) Elimination of the deficit

On May 7, 2002, the Company's shareholders adopted a resolution to apply amounts available from the contributed surplus account of $23,047,000 to reduce the Company's accumulated deficit, and on June 22, 2000, shareholders adopted a resolution to eliminate the Company's accumulated deficit of $338,620,000 as at December 31, 1999 by applying amounts available from the contributed surplus account. Under US GAAP, such transfers are not permitted.

Changes in accounting policies under US GAAP

1) FASB Statement 143

For US GAAP purposes, effective January 1, 2003, the Company adopted the provisions of FASB Statement 143, "Accounting for Asset Retirement Obligations". SFAS 143 generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset. The Company recognizes, when the obligation is incurred, the fair value of an estimated liability for the future cost for restoring a mine site upon termination of an operation, with a corresponding increase in the carrying value of the related long-lived asset. The Company amortizes the amount added to the asset using the depreciation method established for the related asset and recognizes an accretion expense in relation with the discounted liability over the remaining life of the mining property. The liability is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. For Canadian GAAP purposes, the Company began accounting for asset retirement obligations retroactively for the year beginning on January 1, 2004.

As a result of the initial application of SFAS 143, a $1,930,000 gain was recorded as a cumulative effect of a change in accounting policy.

Cambior 2004 Annual Report         87

The following is a reconciliation of the total liability for asset retirement obligations:

$
Balance, December 31, 2002	12,410
Impact of adoption of SFAS 143	2,559
Additions to liabilities	1,328
Accretion expense	995
Foreign exchange variation	2,466
Balance, December 31, 2003	19,758

2) FASB statement 123 (revised 2004)

For US GAAP purposes, the Company adopted on January 1, 2004, the provisions of SFAS 123 (revised 2004), "Share-based payment".

SFAS 123 focuses primarily on accounting for transactions in which an entity obtains employee services in exchange of share-based payment transactions. Statement 123 requires that such transactions be accounted for using the fair value-based method and that compensation expense be recorded in the statement of operations.

The Company elected to apply the modified version of retrospective application, indicated in SFAS 123(R), under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures previously required for those periods. Therefore, the financial statements of prior years have been restated to record the change of this accounting policy.

The following table presents the impact of SFAS 123(R) on the current and comparative years' financial statements:

	2004	2003
	$	$
Consolidated Balance Sheet
Fair value of options granted from 1995 to the current year	15,873	14,808
Stock-based compensation costs for the current year	1,580	1,065
Increase in deficit	17,453	15,873

Fair value of options exercised from 1995 to the current year	212	133
Fair value of options exercised during the current year	202	79
Increase in common shares	414	212
Increase in contributed surplus - residual amount	17,039	15,661

	2004	2003	2002
	$	$	$
Consolidated Statement of Operations
Increase in stock-based compensation costs	1,580	1,065	814

3) Employer's Disclosures about Pensions and Other Post-Retirement Benefits

In December 2003, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 132 (Revised 2003), Employer's Disclosures about Pensions and Other Postretirement Benefits. This standard increases the existing disclosure requirements by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. Plan assets need to be segregated by category, such as equity, debt and real estate, and provide certain expected rates of return and other disclosures. This standard applies to financial statements for fiscal years ending after December 15, 2003. The required information is presented in Note 15.

88         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4) Consolidation of Variable Interest Entities

In December 2003, the FASB revised Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46R). This interpretation replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. This standard requires an enterprise to consolidate a variable interest entity if that enterprise is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual return or both. FIN 46R also requires certain disclosures about variable interest entities that the enterprise is not required to consolidate but in which it has a significant variable interest. This pronouncement did not have any significant impact on the Company's consolidated financial statements.

5) Mining Assets: Impairment and Business Combinations

In March 2004, the Emerging Issues Task Force (EITF) of the FASB issued abstract No. 04-3 providing a consensus that an entity should include value beyond proven and probable reserves (VBPP) and the effects of anticipated fluctuations in the future market price of minerals in determining the value allocated to mining assets in a purchase price allocation. In addition, an entity should include the cash flows associated with VBPP in estimates of futures cash flows (both undiscounted and discounted) used for determining whether a mining asset is impaired. The estimated cash flows should also include the estimated cash outflows required to develop and extract the VBPP. An entity should also consider the effects of anticipated fluctuations in the market price of minerals when estimating future cash flows for impairment testing. This pronouncement was considered in establishing the impairment loss accounted for in 2004.

6) Mineral Rights are Tangible Assets

In March 2004, the EITF issued abstract No. 04-2 providing a consensus that mineral rights should be considered tangible assets but also acknowledging that this consensus is inconsistent with certain guidance in Statements 141 and 142. To address this inconsistency, the FASB issued FASB Staff Position (FSP) FAS 141-1 and FAS 142-1. The Task Force also concluded that an entity should report the aggregate carrying amount of mineral rights as a separate component of property, plant and equipment either on the face of the financial statements or in the notes to the financial statements. If the guidance results in the recharacterization of an asset, prior period amounts on the statements of financial position must be reclassified. Any effects on amortization or depreciation of the asset must be accounted for prospectively. This pronouncement did not have any significant impact on the Company's financial statements.

B. CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

The statement of consolidated comprehensive income (loss) is as follows:

	2004	2003	2002
	$	$	$
Net earnings (loss) as per US GAAP	(70,280)	1,661	(1,044)
Other comprehensive income (loss)
Translation adjustment	16,392	19,123	969
Unrealized gain (loss) on investments	(966)	2,306	1,047
Gain (Loss) on hedge derivatives	42,496	(19,583)	(43,538)
Consolidated comprehensive income (loss)	(12,358)	3,507	(42,566)

Cambior 2004 Annual Report         89

Changes in items of the other comprehensive income (loss) are as follows:

		Changes
	Balance at	during the	Balance at
	beginning	year	end
	$	$	$
2004
Cumulative translation adjustment	(9,765)	16,392	6,627
Loss on hedge derivatives	(55,452)	42,496	(12,956)
Unrealized gain on investments	4,068	(966)	3,102
Other cumulative comprehensive loss	(61,149)	57,922	(3,227)
2003
Cumulative translation adjustment	(28,888)	19,123	(9,765)
Loss on hedge derivatives	(35,869)	(19,583)	(55,452)
Unrealized gain on investments	1,762	2,306	4,068
Other cumulative comprehensive loss	(62,995)	1,846	(61,149)
2002
Cumulative translation adjustment	(29,857)	969	(28,888)
Gain (Loss) on hedge derivatives	7,669	(43,538)	(35,869)
Unrealized gain on investments	715	1,047	1,762
Other cumulative comprehensive loss	(21,473)	(41,522)	(62,995)

C. ACCOUNTING PRONOUNCEMENTS NOT YET IMPLEMENTED

US GAAP

1) Inventory costs

In November 2004, the FASB issued SFAS 151, "Inventory Costs — an amendment of ARB No. 43, Chapter 4". SFAS 151 amends the guidance in ARB No. 43, Chapter 4 "Inventory Pricing", to clarify the accounting for certain abnormal amounts in establishing inventory valuation. The proposed statement would:

  Recognize as current-period charges, idle facility expense, excessive spoilage, double freight, and rehandling costs regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43.

  Require that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

SFAS 151 is effective for fiscal years beginning after June 15, 2005. The Company is currently evaluating the effect that the adoption of SFAS 151 will have on its consolidated results of operations and financial condition.

2) Exchange of nonmonetary assets

In December 2004, the FASB issued SFAS 153, "Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29". SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on its consolidated results of operations and financial condition.

90         Cambior 2004 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Canadian GAAP

1) Financial instruments — assets and liabilities

On January 27, 2005, the CICA Accounting Standards Board ("AcSB") issued final standards on accounting for financial instruments: "Comprehensive income", "Hedges" and "Financial Instruments — Recognition and Measurement". The rules will be applicable for fiscal years starting on or after October 1, 2006.

Financial assets, which include trade and loans receivable and investments in debt and equity securities, must be classified into one of four categories:

  Held to maturity investments (measured at cost)

  Loans and receivables (measured at amortized cost)

  Held for trading assets (measured at fair value with changes in fair value recognized in earnings immediately)

  Available-for-sale-assets, including investments in equity securities, held-to-maturity investments that an entity elects to designate as being available for sale, and any financial asset that does not fit into any other category (measured at fair value with changes in fair value accumulated in a separate component of shareholders' equity called "Other Comprehensive Income" (OCI) until the asset is sold). Impairment of investments in securities would be recognized earlier than under existing GAAP.

Financial liabilities, which include long-term debt and other similar instruments, must be accounted for at amortized cost, except for those classified as held for trading, which must be measured at fair value.

2) Financial instruments — accounting for derivatives

The standards for financial instruments also include changes to the rules on accounting for derivatives, which are comprised of interest rate swaps, forward exchange contracts, forward rate agreements, put and call options on financial instruments and certain contracts for the delivery of commodities. The basic rules applicable for derivatives are as follows:

  All derivatives must be measured at fair value.

  Changes in the fair value of a derivative must be recognized immediately in earnings unless the derivative qualifies as a hedge.

  If a derivative is a fair value hedge, changes in its fair value must still be recognized in earnings immediately. However, the earnings impact is offset by adjusting the carrying value of the hedged item by the change in its fair value attributable to the risk being hedged.

  If a derivative is a cash flow hedge, changes in its fair value are accumulated in a separate account in OCI until the hedged item affects earnings.

3) Consolidation of variable interest entities

In September 2003, the AcSB amended Accounting Guideline No. 15, Consolidation of Variable Interest Entities in order to harmonize the guideline with the corresponding US guidance, the revised version of FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46R), which was issued in December 2003. This guideline applies to annual and interim periods beginning on or after November 1, 2004. The Company does not expect this pronouncement to have a material impact on its results of operations or financial condition.